                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of this 18th day of June, 1998, by and among LOCAL FEDERAL BANK, F.S.B., a federally chartered stock savings bank ("Buyer"), and BANKSOUTH CORP., an Oklahoma corporation ("BankSouth"), CITIZENS BANK, an Oklahoma state banking corporation ("Citizens Bank"), and WILLIAM H. CRAWFORD, an individual, with mailing address of P. 0. Box 430, Frederick, Oklahoma 73542 ("Crawford"), AULENA S. GIBSON, an individual, with mailing address of 3607 Arlington, Lawton, Oklahoma 73505 ("Aulena Gibson"), G. CARL GIBSON, JR., both individually, and as custodian for
G. C. Gibson III and Gregory Carlton Gibson, with mailing address of 3205 Duvall Drive, Norman, Oklahoma 73072 ("Carl Gibson"), GILBERT C. GIBSON, an individual, with mailing address of P. 0. 2765, Lawton, Oklahoma 73505 ("Gilbert Gibson"), GORE EAST, INC., an Oklahoma corporation, with mailing address of P. 0. Box 2765, Lawton, Oklahoma 73505 ("Gore East"), WILLIAM L. SCEARCE, both individually and on behalf of his IRA Rollover, with mailing address of 1116 Arlington, Lawton, Oklahoma 73501 ("Scearce"), and CATHY E. WILLIS, as Trustee of the Cathy E. Willis Family Trust dated February 12, 1987, with mailing address of P. 0. Box 720098, Norman, Oklahoma 73070 ("Willis"). (Crawford, Aulena Gibson, Carl Gibson, Gilbert Gibson, Gore East, Scearce and Willis shall sometimes hereinafter be collectively referred to as the "Control Group Shareholders." All of the foregoing shall sometimes hereinafter be collectively referred to herein as the "Parties.")

                                   RECITALS:

     A. BankSouth is duly registered with the Federal Reserve Bank of Kansas City ("FRB") as a one bank holding company pursuant to applicable laws and regulations by reason of its sole ownership of Citizens Bank. BankSouth has authorized capital stock of Two Hundred Thousand (200,000) shares of common stock, par value $1.00 per share (the "Common Stock"), and Two Hundred Fifty Thousand (250,000) shares of 6 1/2% Series A cumulative preferred stock, par value $9.00 per share (the "Preferred Stock"). The Control Group Shareholders collectively own a total of 48,345 shares of the Common Stock constituting Sixty-Two and 16/100 percent (62.16%) of all of the issued and outstanding Common Stock (hereinafter collectively referred to as the "Shares"). BankSouth has granted non-qualified stock options to three individuals to purchase a total of Five Thousand Five Hundred (5,500) additional shares of its Common Stock for an exercise price of One Hundred Sixty-Seven and No/100 Dollars ($167.00) per share ("Common Stock Options"). The Common Stock Options are fully exercisable by the holders thereof in the event of the merger of BankSouth into another corporation, unless the Common Stock Options are assumed by the surviving corporation or new options are substituted therefor. If any of the remaining shareholders of the Common Stock, i.e., the individuals or entities, other than the Control Group Shareholders, who own the remaining shares of the issued and outstanding Common Stock agree to become parties to this Agreement by their execution and delivery to Buyer on or before the Closing Date of a joinder agreement whereby they agree to sell all of the shares of the Common Stock owned by them to Buyer pursuant hereto, they shall be deemed thereby to become subject to all of the terms and conditions of this Agreement as fully as if they were one of the Control Group Shareholders originally executing this Agreement. The joinder agreement shall be in form mutually satisfactory to counsel for Buyer and counsel for the Control Group Shareholders. The shares of Common Stock owned by any such shareholder who executes and delivers such joinder agreement to the Buyer pursuant hereto shall thereafter be deemed to be a part of the Shares, as defined herein, for all purposes in this Agreement.

     B. Citizens Bank has authorized capital stock of One Hundred Thousand (100,000) shares of common stock, par value $10.00 per share (the "Citizens Bank Common Stock"), of which Eighty-Six Thousand Two Hundred Fifty (86,250) shares are issued and outstanding. BankSouth is the owner of all of the issued and outstanding Citizens Bank Common Stock. Citizens Bank is engaged in the business of operating a state banking corporation with its principal office and four branch offices in the City of Lawton, Comanche County, Oklahoma, and with a branch office in the City of Norman, Cleveland County, Oklahoma.

     C. Buyer is engaged in the business of operating a federally chartered stock savings bank with its principal office in Oklahoma City, Oklahoma, and has Twenty-Eight (28) branches at various locations in the State of Oklahoma. Buyer is the wholly-owned subsidiary bank of Local Financial Corporation, a Delaware corporation ("LFC"), a publicly held company whose stock is listed on the American Stock Exchange. LFC is duly registered as a savings and loan holding company under the Home Owners' Loan Act ("HOLA") with the Office of Thrift Supervision ("OTS").

     D. The Parties (including, specifically, the respective Boards of Directors of BankSouth, Citizens Bank and the Buyer) consider it advisable and to the benefit of and in the best interests of all of the Parties, including, specifically, all of the Common Stock shareholders of BankSouth that Buyer and BankSouth participate in and effectuate a share acquisition of all of the Common Stock of BankSouth by Buyer in accordance with the provisions of Section 1090.1 of the Oklahoma General Corporation Act (18 O.S. 1991, Section 1090.1) as a result of which BankSouth will become a wholly-owned subsidiary of Buyer (the "Acquisition") upon the terms, for the consideration and subject to the other terms and conditions set forth in this Agreement. BankSouth will subsequently be merged with Citizens Bank and the resulting entity then merged into Buyer, with Buyer to be the surviving bank.

     NOW, THEREFORE, in consideration of the aforementioned Recitals, the premises, of the mutual covenants set forth herein, and of such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Control Group Shareholders, BankSouth and Citizens Bank, and by the Buyer, and in order to consummate the Acquisition, the Parties hereto do hereby covenant and agree as follows:

                                   ARTICLE I

                 SALE AND PURCHASE OF BANKSOUTH STOCK; CLOSING

     Section 1.1 BUYER'S ACQUISITION OF ALL OF THE COMMON STOCK OF BANKSOUTH PURSUANT TO THIS AGREEMENT AND 18 O.S. 1991, SECTION 1090.1, AND BANKSOUTH'S REDEMPTION OF ALL OF THE PREFERRED STOCK.

           1.1.1 Subject to the terms and conditions of this Agreement, at the Effective Time (as that term is defined in Section 1.12 below), each share of Common Stock (other than Dissenting Shares of Common Stock, as such term is defined in Section 1.2 below) which is outstanding immediately prior to the Effective Time, shall, by virtue of the consummation of the Acquisition hereunder, and without any further action, be converted into the right to receive a cash payment in the amount set forth below, in this Subsection 1.1.1, as applicable, pursuant to the provisions of Section 1090.1 of the Oklahoma General Corporation Act and the terms and provisions of this Agreement. The total amount of Nineteen Million Eight Hundred Thirty-One Thousand Five Hundred Fifty-One and No/100 Dollars ($19,831,551.00) will be payable on the date upon which the Effective Time occurs (which shall be hereinafter sometimes referred to as the "Closing Date" hereunder) for all of the issued and outstanding shares of the Common Stock and all existing Common Stock Options (unless increased in a manner specifically provided below) ("Purchase Price") as determined in the following manner:


           (i) an original price per share of Two Hundred Fifty and No/100 Dollars ($250.00) per share of issued and outstanding Common Stock (to be adjusted to a reduced price of Two Hundred Forty-Four and 19/100 Dollars ($244.19) per share to account for the dilution of the Purchase Price affected by the necessity to acquire the Common Stock Options at a price of Eighty-Two and 19/100 Dollars ($82.19) per share as provided below); plus

           (ii) Five and No/100 Dollars ($5.00) per share of Common Stock to account for the earnings of BankSouth during calendar year 1998, up and until October 31, 1998; plus

           (iii) In the event and only in the event the Closing of the Acquisition shall not be consummated (unless due to the failure of BankSouth, Citizens Bank or the Control Group Shareholders to perform hereunder and/or to comply with the terms and conditions and other provisions of this Agreement), on or before October 31, 1998, an additional amount shall be paid for the issued and outstanding shares of the Common Stock and the existing Common Stock Options which is equal to one hundred percent (100%) of all earnings (i.e., the net income from consolidated operations of BankSouth and Citizens Bank) realized by BankSouth from and after October 31, 1998 until the Closing Date hereunder, as determined on a per share basis by dividing the total amount of said earnings from and after October 31, 1998, by the total number of issued and outstanding shares of Common Stock, plus the number of shares represented by the existing Common Stock Options; less

           (iv) an amount to be deducted from the Purchase Price which is equal to the total amount of any and all cash dividends declared and paid by BankSouth to the holders of its Common Stock during Calendar Year 1998, up to and including the Closing Date, as determined on a per share basis by dividing the total amount of any and all cash dividends so declared and paid by the number of issued and outstanding shares of Common Stock receiving such dividends; and

           (v) As mentioned above, an amount of Eighty-Two and 19/100 Dollars ($82.19) for each share subject to the existing Common Stock Options, plus any additional amount which the holders of the Common Stock Options become entitled to receive by virtue of the application of the provisions of Subsection 1.1.1(iii), above.

           1.1.2 Subject to the terms and conditions of this Agreement, at the Effective Time, BankSouth, by its execution and delivery of this Agreement, covenants and agrees to exercise its right to redeem all of the Preferred Stock from the holders of all of the issued and outstanding shares thereof pursuant to its right and option to do so, as set forth in Section 8a of the Certificate of Designations of BankSouth filed with regard to the Preferred Stock with the Oklahoma Secretary of State on November 7, 1997, on the Closing Date, contemporaneously with and conditioned upon the successful consummation of the Acquisition pursuant hereto. BankSouth shall redeem all of the shares of the Preferred Stock at closing for a redemption price of Nine and No/100ths Dollars ($9.00) per share, plus any accrued and unpaid dividends owing thereon as of the Closing Date ("Preferred Stock Redemption Price"). The Preferred Stock Redemption Price will total the amount of Seven Hundred Sixty-Nine Thousand Nine Hundred Seventy-Seven and No/100ths Dollars ($769,977.00) (ie., $9.00 per share x 85,553 issued and outstanding shares of Preferred Stock), plus the amount necessary to pay any accrued and unpaid dividends owing on the Preferred Stock as of the Closing Date.

           1.1.3 Except as otherwise specifically provided in this Agreement, in addition to the payment of the Purchase Price, as defined above, the Buyer agrees as additional and material consideration to BankSouth, Citizens Bank and the Control Group Shareholders to assume all of the liabilities of BankSouth and Citizens Bank on the Closing Date hereunder, including, without limitation, the assumption and/or payment in full of the existing loan of BankSouth from the Durant Bank & Trust Company, an Oklahoma state banking association ("Durant Bank"), as secured by BankSouth's pledge of all of the issued and outstanding Citizens Bank Common Stock (the "Bank Stock Loan") which shall not, in any event, exceed the amount of One Million Eight Hundred Thousand and No/100 Dollars ($1,800,000.00), as more specifically provided in
  Section 1.7, below.

           1.1.4 The conversion ratio, i.e. the right to receive cash in exchange for each share of the Common Stock, and the Common Stock Options shall be appropriately and proportionately adjusted in the event of any stock dividend on, or stock split or stock combination of, or any other change in the Common Stock based on a record date occurring during the period from the date of this Agreement until immediately before the

  Effective Time, such that the total amount of the Purchase Price shall not be increased in any event by reason thereof.

           1.1.5 Subject to the terms and conditions of this Agreement, at the Effective Time, BankSouth will take all necessary and appropriate actions to terminate, pay and absolve any and all liability which BankSouth may have to the members of its Board of Directors and of the Board of Directors of Citizens Bank for deferred compensation owing to them for their service as members of the Boards of Directors of BankSouth and Citizens Bank, respectively, to include, specifically, the following: (1) cause the transfer to each such member of all right, title, interest and ownership (as such member may direct) of the annuity policy obtained and maintained by BankSouth as to that director to fund its obligation and liability to that member of its Board of Directors for deferred compensation; (ii) pay by corporate check the amount of the remaining balance of the individual deferred compensation liability owing by BankSouth to its individual directors for such deferred compensation, which is in excess of the value of the annuity policy transferred by BankSouth to such individual director, pursuant to Section 1.1.5(i) above, but not in any event to exceed (in the aggregate) the total amount shown for such unfunded deferred compensation liability on the most recently available Financial Statements, as those terms are defined below, of BankSouth and Citizens Bank; and (iii) obtain from each such member of the Board of Directors so paid an original, executed Receipt, Satisfaction and Release of any and all claims against BankSouth or Citizens Bank for deferred compensation in form and substance satisfactory to Buyer's counsel.

     Section 1.2 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock which are outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have consented in writing to the Acquisition and/or shall not have voted such shares in favor of the Acquisition and who shall have delivered to BankSouth in a timely manner a written demand for appraisal of such shares in accordance with the procedures provided for in the Oklahoma General Corporation Act (18 O.S. 1991, Section 1091) shall not be converted into the consideration provided for under Section 1.1 above on the Effective Time (the "Dissenting Shares"), but, instead, the holders thereof shall be entitled to the payment of the appraised value of such shares in accordance with the said provisions of the Oklahoma General Corporation Act; provided, however, in the event a shareholder fails to perfect, withdraws, does not comply with the procedure required by the provisions of the Oklahoma General Corporation Act, or otherwise loses his right to appraisal and payment for his shares of Common Stock, pursuant to the applicable provisions of the Oklahoma General Corporation Act, each such Dissenting Share of Common Stock held by such Dissenting Shareholder shall be converted into and represent only the right to receive the consideration for the share of Common Stock, as specified in Section 1.1 above upon surrender of the certificate or certificates so representing the Dissenting Shares of Common Stock.

     Section 1.3 EFFECT OF THE ACQUISITION. At the Effective Time, Buyer shall become the owner of all of the issued and outstanding capital stock of BankSouth and BankSouth shall become a wholly-owned subsidiary corporation of Buyer, all without any further action, corporate or otherwise, on the part of Buyer or BankSouth or Citizens Bank, or any of BankSouth's respective shareholders of either the Common Stock or the Preferred Stock. None of the Common Stock Shareholders of BankSouth shall have any further rights in such shares of

Common Stock as of the Effective Time and all such shares shall be automatically converted into the right to receive the consideration set forth herein, subject only to the Appraisal Rights accorded to the Dissenting Shares as set forth and described in Section 1.2 above.

     Section 1.4 CERTIFICATES OF INCORPORATION. The respective Certificates of Incorporation of the Buyer and BankSouth, as in effect immediately prior to the Effective Time, shall remain in effect thereafter, unless and until amended as provided by applicable law.

     Section 1.5 BY-LAWS. The respective By-Laws of the Buyer and of BankSouth, as in effect immediately prior to the Effective Time, shall remain in effect thereafter, unless and until amended or repealed as provided by the By-Laws, the respective Certificates of Incorporation and applicable law.

     Section 1.6 BANKSOUTH DIRECTORS AND OFFICERS. All directors and officers of BankSouth and of Citizens Bank, respectively, shall tender their resignation from all positions held by them as an officer or director of either BankSouth or Citizens Bank at the Effective Time. New officers and directors of BankSouth and Citizens Bank, respectively, shall be designated by Buyer at the Effective
Time. The directors and officers of Buyer immediately prior to the Effective Time shall remain as the directors and officers of Buyer after the Effective Time.

     Section 1.7 BUYER'S ASSUMPTION OR PAYMENT OF BANK STOCK LOAN TO DURANT BANK. As an integral part of this transaction and as additional consideration to BankSouth and the Control Group Shareholders to enter into and perform under this Agreement, Buyer agrees that it will, on the Closing Date, either assume or cause to be fully paid the Bank Stock Loan to Durant Bank; provided, however, that the amount of the Bank Stock Loan which Buyer is obligated to assume or pay at the Closing pursuant to this Agreement shall not, in any event, exceed the amount of One Million Eight Hundred Thousand and No/100 Dollars ($1,800,000.00). This is a specific assumption and obligation of Buyer with regard to the performance and consummation of this transaction and is intended to be an integral part of its assumption of all liabilities of BankSouth pursuant to this Agreement. All of the issued and outstanding shares of Citizens Bank Common Stock have been pledged by BankSouth to the Durant Bank to secure repayment of the Bank Stock Loan. Buyer agrees to cause Durant Bank, by Buyer's assumption or payment of the Bank Stock Loan, to fully release its pledge of all of Citizens Bank Common Stock and to obtain all of the Citizens Bank Common Stock certificates held by Durant Bank pursuant to such pledge for the Closing to be endorsed in blank for transfer by BankSouth on the Closing Date when the Acquisition is fully consummated

     Section 1.8 NON-COMPETITION AGREEMENT AND CRAWFORD'S LIMITED NON-SOLICITATION AGREEMENT. As a material inducement to the Buyer to enter into this Agreement and as additional valuable consideration for Buyer's Acquisition of BankSouth at the Closing hereunder, the following Control Group Shareholders, i.e., Carl Gibson, Gilbert Gibson and Gore East, together with First Banker's Insurance Agency, Inc., an Oklahoma corporation, owned and controlled by Aulena Gibson ("FBIA"), which is engaged in the business of selling insurance and securities, each covenant and agree to enter into, execute and deliver to Buyer at the Closing a Non-Competition/Non-Solicitation Agreement (the "Non-Compete Agreement") substantially in the form of Exhibit 1.8A, which is attached hereto and by this reference made an integral part hereof, agreeing not to compete with the Buyer, or any of its subsidiaries or affiliated corporations in any business being conducted by any of them, or to intentionally solicit Buyer's customers, from and after the Closing Date hereunder, upon the terms and conditions set forth therein, in Comanche and Cleveland Counties, Oklahoma, except as otherwise expressly provided therein. Crawford is Vice Chairman of the Board of Directors and the owner of Twenty and 28/100ths percent (20.28%) of BankSouth's issued and outstanding Common Stock. Crawford is also the majority shareholder and Chairman of the Board and Chief Executive Officer of First Southwest Bank, an Oklahoma state banking corporation ("First Southwest") with principal offices in Frederick, Tillman County, and branches in Hobart, Kiowa County and Chattanooga, Comanche County, Oklahoma. As a material inducement to the Buyer to enter into this Agreement and as additional valuable consideration for Buyer's Acquisition of BankSouth at the Closing hereunder, Crawford covenants and agrees to enter into, execute and deliver to Buyer at the Closing a Limited Non-Solicitation Agreement ("Limited Non-Solicitation Agreement") substantially in the form of Exhibit 1.8B, which is attached hereto and by this reference made an integral part hereof, whereby Crawford will agree not to use any information which he has obtained in his capacities as a director, officer and major shareholder of BankSouth or of Citizens Bank to solicit the existing customers of Local Federal or any of its subsidiaries or affiliates or of Citizens Bank, or the employment of the current or former officers of Citizens Bank, for First Southwest Bank, or for the benefit of any other banking entity or business entity in which he has any ownership or control which is in competition with Local Federal, Citizens Bank or any of the subsidiaries or affiliates of Local Federal, to include, without limitation, using for that purpose any of BankSouth's or Citizens Bank's customer lists, account lists, loan lists, deposit lists or data, contractual arrangements, asset lists, examination reports, call reports, board meeting minutes, director reports and exams, employee lists, investment lists or any other information of any other type or kind which he obtained or received solely by reason of his capacity as an officer, director or shareholder of BankSouth or Citizens Bank, upon the terms and conditions set forth in that said Limited Non-Solicitation Agreement, Exhibit 1.8B hereto.

     Section 1.9 CLOSING. The consummation of the Acquisition pursuant to this Agreement (the "Closing") shall take place on the Closing Date, provided all of the conditions precedent to the Parties' obligations under this Agreement as set forth in Articles V and VI herein have been fully performed and satisfied in accordance with this Agreement. The Closing shall be effected on the Closing Date at the offices of Buyer in Oklahoma City, Oklahoma, or at such other place as the Parties hereto may mutually agree, at 10:00 a.m., Central Time. At the Closing on the Closing Date, Buyer shall act as the exchange agent (the "Exchange Agent") to effect the exchange of the Common Stock and the redemption and cancellation of the Preferred Stock. Each holder of a stock certificate or certificates (i) representing outstanding shares of Common Stock being converted pursuant to the Acquisition, or (ii) representing outstanding shares of Preferred Stock being redeemed by BankSouth pursuant to this Agreement, at the Effective Time shall, as soon after the Effective Time as possible, surrender such certificate or certificates to the Exchange Agent (or, if such certificate or certificates shall have been lost or destroyed, shall deliver to the Exchange Agent an affidavit to such effect and, if reasonably requested by the Exchange Agent, a bond or indemnity agreement in form and substance satisfactory to the Exchange Agent with regard thereto), and each such holder shall be entitled upon such surrender (or upon such delivery), to receive from the Buyer or BankSouth, as the case may be, in exchange therefor by corporate check, an amount equal to the price per share of the Purchase Price, or the price per share of the Preferred Stock Redemption Price, respectively, as determined in the manner set forth above in Section 1.1, at the Effective Time. The price received by the selling Common Stock Shareholder, or the Preferred Stock Shareholder whose shares are being redeemed, respectively, shall be equal to the Purchase Price per share for the Common Stock and the Preferred Stock Redemption Price per share for the Preferred Stock, respectively, described above, multiplied times the number of shares of Common Stock or Preferred Stock, respectively, being surrendered for exchange, or being redeemed, respectively, pursuant hereto. No interest will accrue on the cash payment to be made from and after the Effective Time prior to the receipt by the Exchange Agent of the certificate or certificates representing shares of the Common Stock or the Preferred Stock, respectively, being surrendered pursuant to this provision to effectuate the conversion or the redemption thereof, respectively.

     Section 1.10 CLOSING DATE DELIVERIES BY BUYER. At the Closing, Buyer shall execute and deliver to BankSouth and the Control Group Shareholders, the following:

           1.10.1 Evidence in a form satisfactory to BankSouth and the Control Group Shareholders and their counsel that all requisite federal and state regulatory approvals have been obtained to authorize the Acquisition of BankSouth by Buyer and the concomitant acquisition of Citizens Bank by Buyer and its subsequent merger into Buyer with Buyer to be the surviving bank;

           1.10.2 The respective payment of the Purchase Price by Buyer, and of the Preferred Stock Redemption Price by BankSouth, in the manner and at the times required under the provisions of this Article I, above;

           1.10.3 A copy of Buyer's Board of Directors' Resolutions as represented and required of the Buyer under the provisions of Section 3.2 of the Agreement, below;

           1.10.4 The Buyer's Closing Certificate, as hereinafter defined, and required to be provided in Section 6.4 of this Agreement, executed by the President of Buyer; and

           1.10.5 Execute and file the Certificate of Acquisition with the Oklahoma Secretary of State to evidence the consummation of the Acquisition pursuant hereto as required by the provisions of 18 O.S. 1991, Section 1090.1.

     Section 1.11 CLOSING DATE DELIVERIES BY BANKSOUTH, CITIZENS BANK AND THE CONTROL GROUP SHAREHOLDERS. At the Closing, BankSouth, Citizens Bank and the Control Group Shareholders shall deliver to the Buyer the following respective items, as stated below:

           1.11.1 Closing Certificate of BankSouth and Citizens Bank, as required to be provided in Section 5.4 of this Agreement, duly executed by the President of BankSouth and by the President and Chief Financial Officer of Citizens Bank;

           1.11.2 A certified copy of the Resolutions of the Board of Directors and of the Shareholders of BankSouth and of Citizens Bank, respectively, as required and represented under the provisions of Sections 2.1, 2.2 and 2.10, respectively, and pursuant to Section 4.7.1 of this Agreement;

           1.11.3 The stock certificates representing all of the issued and outstanding Shares, duly endorsed for transfer to the Buyer by each of the Control Group Shareholders, as to their respective Common Stock certificates, or accompanied by stock powers duly executed for transfer to Buyer by each of the Control Group Shareholders as to their respective stock certificates representing all of the Shares of Common Stock owned by each of the Control Group Shareholders;

           1.11.4 The stock certificates representing all of the issued and outstanding shares of Preferred Stock owned by the Control Group Shareholders duly endorsed in blank for transfer as to their respective Preferred Stock certificates, or accompanied by stock powers duly endorsed in blank for transfer, by each of the Control Group Shareholders as to their respective Preferred Stock certificates being redeemed pursuant to this Agreement, representing all of the shares of Preferred Stock owned by each of them.

           1.11.5 Copies certified by the applicable government agency of the Charter, Certificate of Incorporation and Bylaws of BankSouth, Citizens Bank and Chattanooga Liquidation, Inc., as required to be provided by BankSouth and Citizens Bank to Buyer pursuant to Sections 2.1 and 2.2, respectively, of this Agreement;

           1.11.6 All stock certificate(s) representing all of the issued and outstanding Shares of Citizens Bank Common Stock duly endorsed for transfer, in such manner as Buyer may elect, by BankSouth, or accompanied by stock powers duly executed by BankSouth for transfer of all of the issued and outstanding Citizens Bank Common Stock to Buyer;

           1.11.7 Copies of all insurance policies required to be provided by BankSouth to Buyer pursuant to Section 2.23 of this Agreement;

           1.11.8 The original, executed resignations, in form satisfactory to Buyer, of all of the members of the Board of Directors and all Officers, which have been designated by Buyer to the Control Group Shareholders on or before the Closing Date, of BankSouth and Citizens Bank, respectively, and of any subsidiary corporations of either of them from their respective office or position on the Board of Directors held by them with regard to BankSouth, Citizens Bank and/or any of their subsidiary corporations, respectively;

           1.11.9 Opinion of counsel for BankSouth, Citizens Bank and the Control Group Shareholders, substantially in the form of BankSouth's Opinion of Counsel which is attached to this Agreement as Exhibit 1.11.9 and by this reference thereto made an integral part hereof, in final form approved by Buyer's counsel prior to the execution thereof by BankSouth's counsel;

           1.11.10 Original, executed copies of the Releases substantially in the form of Exhibit 1.11.10, which is attached to this Agreement and by this reference thereto made an integral part hereof, shall be delivered to Buyer, executed by all of the Control Group

  Shareholders, namely, Crawford, Aulena Gibson, Carl Gibson, Gilbert Gibson, Scearce and Willis (collectively, the "Shareholders' Releases");

           1.11.11 BankSouth shall execute and deliver to Buyer the Certificate of Acquisition to be filed with the Oklahoma Secretary of State to evidence the consummation of the Acquisition pursuant hereto as required by the provisions of 18 O.S. 1991, Section 1090.1;

           1.11.12 Evidence in form and substance satisfactory to Buyer and BankSouth that the BankSouth Corp. Employee Stock Ownership Plan and Trust ("BankSouth ESOP") will be completely terminated as of the Closing Date, or shortly thereafter, in compliance with all applicable laws and regulations and the terms of the BankSouth ESOP Plan and Trust and that neither BankSouth nor Buyer will have any continuing liability or responsibility for the operation or maintenance of the BankSouth ESOP from and after the Closing Date;

           1.11.13 Evidence in form satisfactory to Buyer that (i) BankSouth has fully complied with the requirements of Section 1.1.5, above, and distributed to the individual members of BankSouth's and Citizens Bank's Board of Directors, their respective annuity policy obtained by BankSouth to fund its deferred compensation liability to that member of its Board of Directors for service on the Boards of Directors of BankSouth and Citizens Bank; (ii) paid by corporate check any and all remaining liability or obligation for such deferred compensation owing to such directors in excess of the value of the annuity policy so distributed to each of them; and (iii) has obtained from each such director and provided to Buyer at Closing an original, executed Receipt and Satisfaction acknowledging the transfer of the annuity policy and payment of any remaining deferred compensation liability owing to such director in complete satisfaction of BankSouth's and Citizens Bank's obligations to that director for such deferred compensation for such member's service on those Boards of Directors and releasing and discharging any and all claims such director may have, has had or might hereafter have had for compensation or deferred compensation from BankSouth or Citizens Bank, in form and substance satisfactory to Buyer's counsel.

           1.11.14 Opinion of special counsel for BankSouth and Citizens Bank, in form and substance satisfactory to Buyer's counsel, or the evaluation of pension benefit consultants selected by Buyer, rendering its legal opinion or consultants' evaluation, respectively, to Buyer that the BankSouth ESOP was properly and validly established, operated, maintained and is being terminated in accordance with all applicable laws and regulations and that such counsel or consultant, as the case may be, does not know, or have reason to believe, that Buyer will incur any material tax liability, or any other material liability of any other kind or nature, with regard to the BankSouth ESOP, other than in the amounts reflected as a liability therefor on the most recently available Financial Statements of BankSouth, as that term is defined below.

           1.11.15 Original, executed copies of the Non-Compete Agreement, substantially in the form of Exhibit 1.8A hereto, shall be delivered to Buyer by Carl Gibson, Gilbert Gibson, Gore East and FBIA as required by the provisions of Section 1.8, above, and an original, executed copy of the Limited Non-Solicitation Agreement, substantially in the form of Exhibit 1.8B hereto, shall be delivered to Buyer by Crawford as also required by Section 1.8, above.

           1.11.16 Such other documents, assignments, transfers or officers' certificates as Buyer may deem reasonable and necessary in order to fully effectuate the transaction contemplated by this Agreement under the circumstances.

     Section 1.12 EFFECTIVE TIME OF THE ACQUISITION. The Acquisition shall become effective at 5:00 p.m., Central Time, on the date when the last of the following actions shall have been completed:

           1.12.1 All necessary orders, consents and approvals shall have been entered by regulatory authority having jurisdiction over any of the Parties, to include, without limitation, the Federal Deposit Insurance Corporation ("FDIC"), the FRB, and the OTS, granting consent, authorization or approval as necessary to consummate the transactions contemplated by this Agreement, without the imposition of any condition or conditions which in the reasonable opinion of Buyer or of BankSouth are unduly burdensome and all applicable waiting periods have expired and all required notices have been published;

           1.12.2 All of the conditions precedent to Buyer's obligations to complete the Acquisition as set forth in Article V of this Agreement, below, shall have been completely satisfied or expressly waived in writing by Buyer;

           1.12.3 All of the conditions precedent to the obligations of BankSouth and of the Control Group Shareholders to complete the Acquisition as set forth in Article VI of this Agreement, below, shall have been completely satisfied or expressly waived in writing by BankSouth;

           1.12.4 A Certificate of Acquisition will have been executed by Buyer and BankSouth, duly acknowledged and filed with the Secretary of State of Oklahoma in accordance with the provisions of Section 1090.1 of the Oklahoma General Corporation Act, which shall be done five (5) business days after Subsections 1.12.1 through 1.12.3, above, have been satisfied, unless the Parties mutually agree to a different date.

The time when the Acquisition shall become effective, as defined by this Section 1.12, is herein called the "Effective Time" and the date upon which the Effective Time occurs shall be hereinafter sometimes referred to as the "Closing Date" hereunder.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                         OF BANKSOUTH AND CITIZENS BANK

     BankSouth and Citizens Bank do each hereby specifically covenant and agree to prepare and deliver to Buyer, as expeditiously as possible, but not later than the date which is thirty (30) days after the date of this Agreement, complete and correct copies of each of the

Exhibits required to be provided to Buyer by the terms and provisions of this
Article II, below, to include, without limitation, Exhibits 2.3, 2.6-2.12, 2.15-2.16, 2.18, 2.20-2.24 and 2.30. BankSouth and Citizens Bank do each hereby, respectively, represent and warrant to the Buyer, as of the date of this Agreement and as of the Closing Date hereunder, as follows:

       Section 2.1 ORGANIZATION AND STANDING OF BANKSOUTH. BankSouth is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and has all requisite power and authority (corporate and other), and is duly qualified and licensed and possess all licenses, franchises, permits and other governmental authorizations necessary to own, lease and operate its assets and properties and to conduct its business as now being conducted, including, without limitation, the full power and authority for BankSouth to own all of the issued and outstanding capital stock of Citizens Bank and for BankSouth to enter into and perform its obligations under this Agreement and the transactions contemplated hereby. BankSouth is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where the failure to be so licensed, qualified or in good standing would have a material adverse effect on the financial condition, operations, business or prospects of BankSouth or Citizens Bank, respectively, either individually, or taken as a whole. BankSouth is duly registered as a one bank holding company with the FRB pursuant to applicable laws and regulations. BankSouth does not own any equity interest, directly or indirectly, in any corporation, limited liability company, partnership, joint venture, firm or other entity, of any kind or nature, except for Citizens Bank, Chattanooga Liquidation, Inc., an Oklahoma corporation ("Chattanooga"), BankSouth Properties, Inc., an Oklahoma corporation, and FCB Services, Inc., an Oklahoma corporation. BankSouth Properties Inc. and FCB Services, Inc. currently do not have any assets, operations or income and are inactive. All approvals for the Acquisition required to be obtained from the Board of Directors or the Shareholders of BankSouth under its Certificates of Incorporation or By-Laws, or under applicable law have been obtained or will have been obtained prior to the Closing Date. BankSouth has delivered to Buyer complete and correct copies of the Certificate of Incorporation of BankSouth, as certified to by the Secretary of State of Oklahoma and of the By-Laws of BankSouth, as certified to by the Secretary or Assistant Secretary of BankSouth, as in effect on the Closing Date.

     Section 2.2 ORGANIZATION AND STANDING OF CITIZENS BANK. Citizens Bank is an Oklahoma state banking corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and with the Oklahoma State Banking Department ("OSBD"). Citizens Bank has the full power and authority, corporate and otherwise, and is duly qualified and licensed and possesses all licenses, franchises, permits and other governmental authorizations necessary to own, lease and operate its assets and properties and to conduct its business as now being conducted, including, without limitation, the full power and authority to operate Citizens Bank and to enter into and perform each of its obligations under this Agreement and the transactions contemplated hereby. All approvals, if any, required to be obtained from the Board of Directors or the Shareholders of Citizens Bank under its Certificate of Incorporation, Charter or By-Laws, or by applicable law, have been obtained. Citizens Bank is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the financial condition, operations, business or prospects of Citizens Bank, either individually or taken as a whole. Citizens Bank does not own any equity interest, directly or indirectly, in any corporation, limited liability company, partnership, joint venture, firm or other entity of any kind or nature, except for BankSouth Services, Inc., an Oklahoma corporation. BankSouth Services, Inc. currently does not have any assets, operations or income and is inactive. The deposit accounts of Citizens Bank are insured by the Bank Insurance Fund to the maximum extent permitted by the Federal Deposit Insurance Act ("FDIA"), and Citizens Bank has paid all premiums and assessments required to be paid by it by the provisions of the FDIA and the regulations thereunder. Citizens Bank is a member in good standing of the FDIC. Citizens Bank has delivered to Buyer complete and correct copies of the Charter and Certificate of Incorporation of Citizens Bank, as certified to by the Secretary of State of Oklahoma, and the By-Laws of Citizens Bank, as certified to by the Secretary or Assistant Secretary of Citizens Bank.

     Section 2.3 CAPITALIZATION OF BANKSOUTH AND CITIZENS BANK. The authorized capital stock of BankSouth consists of Four Hundred Fifty Thousand (450,000) shares consisting of (i) Two Hundred Thousand (200,000) shares of common stock, par value $1.00 per share, of which Seventy-Seven Thousand Seven Hundred (77,700) shares are issued and outstanding and are owned by the Shareholders listed on Exhibit 2.3 to this Agreement, which is attached hereto and by this reference made a part hereof ("Common Stock"), in the amounts reflected thereon opposite the name of each such Shareholder, and of (ii) Two Hundred Fifty Thousand (250,000) shares of 6 1/2% Series A cumulative preferred stock, par value $9.00 per share, of which Eighty-Five Thousand Five Hundred Fifty-Three (85,553) shares are issued and outstanding and are owned by the Shareholders listed on Exhibit 2.3 hereto ("Preferred Stock"), in the amounts reflected thereon opposite the name of each such Shareholder. All quarterly dividends earned on the Preferred Stock to the date of this Agreement have been fully paid by BankSouth. One Thousand (1,000) shares of the capital stock of BankSouth is held in its treasury. No share of the capital stock of BankSouth has been reserved for any purpose. The authorized capital of Citizens Bank consists of One Hundred Thousand (100,000) shares of common stock, par value $10.00 per share ("Citizens Bank Common Stock"), of which Eighty-Six Thousand Two Hundred Fifty (86,250) shares are issued and outstanding and are owned by BankSouth. There is no authorized preferred stock of Citizens Bank. None of the capital stock of Citizens Bank is held in its treasury. No share of the capital stock of Citizens Bank has been reserved for any purpose. All of the issued and outstanding shares of the capital stock of BankSouth and of Citizens Bank, respectively, are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any pre-emptive rights. The BankSouth Shareholders listed on Exhibit 2.3 hereto are the record and beneficial owners of all of the issued and outstanding shares of the Common Stock and of the Preferred Stock, respectively, as reflected thereon, and such shares are held by the Shareholders listed on Exhibit 2.3, respectively, free and clear of all liens, encumbrances, pledges, options, charges, claims, security interests, agreements, equities and assessments whatsoever, with the Control Group Shareholders having full right and authority to sell, assign, transfer and deliver the Shares as herein provided. The Shareholders listed on
Exhibit 2.3 own the shares of Common Stock and of Preferred Stock in the respective amounts and in the manner respectively set forth and described on
Exhibit 2.3) and above in this Section 2.3. There are no outstanding securities convertible into or exchangeable for the capital stock of BankSouth, or of Citizens Bank, respectively, and there are no outstanding options, rights (pre-emptive or otherwise), or warrants to purchase or to subscribe for any equity securities of either BankSouth or Citizens Bank, respectively, except for the Common Stock Options, as defined above, granted by BankSouth for the total amount of Five Thousand Five Hundred (5,500) shares of Common Stock (3,300 shares granted to John T. Womack; 1,100 shares granted to Jeff Chism; and 1,100 shares granted to Dan Torbett). There are no outstanding agreements, arrangements, Commitments or understandings of any kind affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of the capital stock of either BankSouth or Citizens Bank, respectively, or any equity securities of BankSouth or Citizens Bank, respectively except as expressly provided for and described in this Agreement. On the Closing Date, BankSouth will have good, valid and marketable title to all of the issued and outstanding shares of Citizens Bank Common Stock, free and clear of all mortgages, liens, pledges, charges, claims, security interests, agreements, encumbrances and equities whatsoever (except for the existing pledge of all of the shares of Citizens Bank Common Stock to the Durant Bank to secure the repayment of the Bank Stock Loan which Buyer is required to assume or fully pay on or before the Closing Date pursuant to the provisions of Section 1.7, above), with full right and authority to sell and transfer all of the Citizens Bank Common Stock to Buyer, subject only to the existing security interest therein of the Durant Bank.

     Section 2.4 TRADE NAMES. No other person, firm or corporation is presently using or claiming, or has the right to use or claim, any of the following trade names: "BankSouth Corp." and/or "Citizens Bank," or to any of the trademarks, logos or symbols used by either BankSouth or Citizens Bank in conjunction with said trade names, respectively. Neither BankSouth nor Citizens Bank have conferred any right or license to use any of the aforesaid trade names, trademarks, logos, or symbols on any other person, firm or corporation. After the Closing Date, the Control Group Shareholders shall forego and not make a claim to any right, title or interest in or to the use of the trade names listed above in this Section, or any trademarks, logos or symbols used by BankSouth or Citizens Bank in conjunction with any of those said trade names.

     Section 2.5 FINANCIAL STATEMENTS. BankSouth and Citizens Bank have separately delivered to Buyer and identified by reference to this Section 2.5, each of the following financial statements: (i) the unaudited annual consolidated financial statements of BankSouth (including a Balance Sheet and the related Statements of Operations, Equity and Cash Flows, and the notes relating thereto), prepared internally by BankSouth, as of and for the fiscal years ending December 31, 1995, December 31, 1996, and December 31, 1997; (ii) the unaudited annual financial statements of Citizens Bank (including a Balance Sheet and related Statements of Operations, Equity and Cash Flows, and the notes relating thereto) prepared internally by Citizens Bank, as of and for the fiscal years ending December 31, 1995, December 31, 1996, and December 31, 1997; and
(iii) the unaudited internal consolidated financial statements of BankSouth and Citizens Bank, respectively, as of and for the period ending March 31, 1998 (collectively, the "Financial Statements"). The Financial Statements fairly present the consolidated financial condition and results of operations of BankSouth and Citizens Bank, respectively, as of the dates and for the periods indicated therein, were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as otherwise set forth therein, and in accordance with the books and records of BankSouth and Citizens Bank, respectively. The books and records of BankSouth and Citizens Bank, respectively, on the basis of which such respective Financial Statements were prepared fully and fairly reflect all of the transactions of BankSouth and Citizens Bank, respectively, and are complete and correct in all material respects. Each of the books of account of BankSouth and Citizens Bank, reflect, respectively, substantially all items of income and expense, and substantially all of their respective assets, liabilities and accruals, and reflect all material items of income and expense and all material assets, liabilities and accruals, and are maintained in form and substance adequate for preparing audited Financial Statements in accordance with generally accepted accounting principles.

     Section 2.6 LIABILITIES. Neither BankSouth nor Citizens Bank has any indebtedness, obligation or liability, contingent or otherwise, and whether due or to become due, which is required by generally accepted accounting principles to be reflected in the Financial Statements, or which is material, except (i) those reflected in the Financial Statements, (ii) those individual liabilities subsequently incurred in the Ordinary Course of Business (as that term is defined below in this Agreement), (iii) deposit accounts opened in the Ordinary Course of Business of a type authorized by law, or (iv) those set forth in
Exhibit 2.6 to this Agreement. All deposit accounts and notes payable, and other liabilities of either BankSouth or Citizens Bank, respectively, are current and not in default.

     Section 2.7 TAXES. To the best of their respective knowledge and belief, BankSouth, Chattanooga and Citizens Bank have each duly filed with the appropriate governmental agencies all tax reports and returns required to be filed by each said entity, including, without limitation, all federal, state, and local income, franchise, sales and property tax returns, complete and accurate copies of which have previously been provided to Buyer and each has duly paid in full, or made adequate provision for the payment of, all taxes and other charges due or claimed to be due from it by federal, state or local taxing authorities; and there are no federal, state or local tax liens upon any of the property or assets of either BankSouth, Chattanooga or Citizens Bank, respectively. All of such reports and returns are true, correct, and complete in all material respects. The federal income tax returns of BankSouth, Chattanooga and Citizens Bank, respectively, have been examined by the federal tax authorities or closed by applicable statute and satisfied for all periods to and including the fiscal year ended December 31, 1997; all deficiencies asserted as a result of such examinations have been paid or finally settled, and no state of facts exists or has existed which might constitute grounds for the assessment of any further tax liability with respect to the periods which have not been audited by the federal, state or local taxing authorities. All of the respective tax liabilities of BankSouth, Chattanooga and Citizens Bank for the current year to date and all prior years, whether or not they have become due and payable, have been paid in full or adequately reserved for, and to the extent tax liabilities have accrued but not become payable, they are properly reflected on the respective books of BankSouth, Chattanooga or Citizens Bank or in the Financial Statements. No income, franchise, sales or property tax return of either BankSouth, Chattanooga or Citizens Bank is currently being audited by the Internal Revenue Service or any other taxing authority having jurisdiction over any of them. Except as set forth on Exhibit 2.7 hereto, neither BankSouth, Chattanooga nor Citizens Bank is a party to, or bound by, or have any obligation under any tax sharing or similar agreement. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any state or federal income tax return of either BankSouth, Chattanooga or Citizens Bank, respectively, for any period. Neither BankSouth, Chattanooga nor Citizens Bank is a party to any action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes by any governmental authority has been asserted against either BankSouth, Chattanooga or Citizens Bank. All federal or state income taxes that either BankSouth,

Chattanooga or Citizens Bank is or was required by applicable laws to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person who is entitled by law to receive such withholding.

     Section 2.8 PROPERTY AND ASSETS. Subject to Permitted Title Exceptions, as that term is defined and described below, or as otherwise indicated in Exhibit
2.8 hereto, BankSouth, Citizens Bank or Chattanooga, respectively, each have good and marketable title to all of their respective properties and assets, whether real, personal, tangible or intangible, reflected in the Financial Statements or subsequently acquired, free and clear of all liens, charges, Encumbrances, as that term is defined below in this Section, and claims of third parties or restrictions. Permitted Title Exceptions include (i) liens for current real estate taxes or special assessments not yet delinquent, (ii) utility, access and other easements and rights-of-way, restrictions and exceptions, that will not materially interfere with the present use or occupation of the real estate owned by BankSouth, Citizens Bank or Chattanooga, respectively, as the case may be, or impair the present business operations conducted thereon, (iii) such minor defects, irregularities, encumbrances, easements, rights-of-way and clouds on title as normally exist with respect to property similar in character which do not materially impair the use of the premises affected thereby for the purpose for which it is presently being used, and (iv) any building, zoning or subdivision ordinances applicable to the premises, provided the same have not been violated. Exhibit 2.8 lists and describes all real property and all interests in real property (other than mortgages and deeds of trust) owned by BankSouth, Citizens Bank or Chattanooga, respectively, separately identified as to the property and assets owned by each of said entities, as of the date hereof, including, but not limited to, all leaseholds, options to purchase real property and leases, including without limitation, equipment leases, under which either BankSouth, Citizens Bank or Chattanooga, respectively, is the lessor or the lessee. Subject to the Permitted Title Exceptions, (A) BankSouth, Citizens Bank and Chattanooga, respectively, each enjoys peaceful and undisturbed possession under all leases for the use of real property and all equipment leases under which it is the lessee; (B) all of such leases are in full force and effect and neither BankSouth, Citizens Bank nor Chattanooga, is in default in any regard under any such lease; and (C) except as disclosed in Exhibit 2.8, all personal property and assets and improvements on real property owned and currently used by either BankSouth, Citizens Bank, or Chattanooga and material to their respective businesses are in good operating condition and repair, normal wear and tear excepted. For purposes of this Agreement, the term "Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     Section 2.9 LITIGATION AND PROCEEDINGS. Except as set forth in Exhibit 2.9 hereto, (i) there is not pending any legal, administrative, arbitration, governmental or other proceeding to which any of the Control Group Shareholders, BankSouth, Citizens Bank or Chattanooga is a party, or, to the knowledge of BankSouth, Citizens Bank or Chattanooga, is threatened to be made a party; (ii) none of the Control Group Shareholders, BankSouth, Citizens Bank or Chattanooga is under any investigation to their respective knowledge with respect to, or is charged with any violation or alleged violation of, any federal, state, local or other law or regulation other than as described in each of their respective most recent regulatory examination reports, if applicable; (iii) neither BankSouth, Citizens Bank nor Chattanooga is subject to any order of any federal, state, or local court or other governmental agency not generally applicable to entities engaged in their same business; (iv) no one has asserted, and to the knowledge of BankSouth, Citizens Bank, or Chattanooga, no one has grounds to assert any material claims against any of the Control Group Shareholders, BankSouth, Citizens Bank or Chattanooga, based upon the wrongful action or inaction of any of the Control Group Shareholders, BankSouth, Citizens Bank or Chattanooga, or any of their respective officers, directors, agents or employees; and (v) no one has asserted and, to the knowledge of BankSouth, Citizens Bank or Chattanooga, there do not exist grounds for any claims against any of the Control Group Shareholders, BankSouth, Citizens Bank, or Chattanooga which have resulted or may result in litigation that will prevent or delay the consummation of the transactions contemplated by this Agreement.

     Section 2.10 AUTHORITY. Each of BankSouth and Citizens Bank, respectively, has full corporate power and authority to carry out the transactions provided for in this Agreement on the terms and conditions set forth herein. The execution and delivery by BankSouth and Citizens Bank of this Agreement and the respective consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of each of them. This Agreement constitutes a valid and legally binding obligation of BankSouth, Citizens Bank and each of the Control Group Shareholders, respectively, in accordance with its terms, except that the enforcement of the rights and remedies created hereby and thereby is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or of injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. Except as listed on Exhibit 2.10 hereto, neither the execution and delivery of this Agreement, nor the consummation by the Control Group Shareholders, BankSouth and/or Citizens Bank, respectively, of the transactions contemplated hereby in accordance with the terms and conditions hereof, nor the respective compliance by the Control Group Shareholders, BankSouth and Citizens Bank with any of the provisions hereof, will violate, conflict with, result in a breach of, constitute a default under, accelerate the performance required by the terms of, or permit the termination of any order, writ, injunction, decree, statute, rule, regulation or policy guidelines applicable to the Control Group Shareholders, BankSouth or Citizens Bank, respectively, or any contract, agreement, indenture or instrument to which any of the Control Group Shareholders, BankSouth, Citizens Bank or Chattanooga is a party or by which any of the Control Group Shareholders, BankSouth, Citizens Bank or Chattanooga is bound or committed or the respective Certificate of Incorporation, Charter or Bylaws of BankSouth, Citizens Bank or Chattanooga. Except for the approvals contemplated by this Agreement, none of the Control Group Shareholders, BankSouth or Citizens Bank is required to obtain any consent, approval, order or authorization of, or to effect any registration, declaration or filing with, any governmental authority or under any contract, agreement, indenture or instrument to which any of the Control Group Shareholders, BankSouth or Citizens Bank is a party, or by which any of them is bound or committed in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby.

     Section 2.11 ABSENCE OF CERTAIN CHANGES. Except as set forth in Exhibit
2.11 hereto or permitted by this Agreement, since December 31, 1997, none of the following actions, changes or matters has been taken by or transpired with regard to either BankSouth or Citizens Bank, respectively:

           2.11.1 any material adverse change in the financial condition, operations, business or prospects of BankSouth or Citizens Bank, either individually or taken as a whole, other than changes which are the result of changes in laws or regulations, conditions affecting the economy generally or other factors affecting banking institutions in general;

           2.11.2 any sale, assignment, transfer, purchase or other disposition of any tangible or intangible asset of BankSouth, Citizens Bank or Chattanooga, respectively, except in the Ordinary Course of Business consistent with past practice, as that term is defined below in this Section, and for fair and adequate consideration;

           2.11.3 any suffering of any damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot or act of God or the enemy, or other similar or dissimilar casualty or event or otherwise, and whether or not covered by insurance, materially and adversely affecting the business, property, or assets of BankSouth, Citizens Bank or Chattanooga, respectively;

           2.11.4 any increase in the compensation payable or to become payable by BankSouth or Citizens Bank, respectively, to any of their respective directors, officers, employees, agents, consultants, or any bonus granted to any such persons, except in the Ordinary Course of Business consistent with past practice;

           2.11.5 any material change in the method of recordkeeping employed by BankSouth, Citizens Bank or Chattanooga, respectively;

           2.11.6 any issuance or sale by BankSouth or Citizens Bank, respectively, of any of their respective corporate debt securities, or any borrowings of money or other pledging of any of their respective credit except in the Ordinary Course of Business consistent with past practice;

           2.11.7 any occurrence of any other material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the Ordinary Course of Business;

           2.11.8 any mortgage, pledge, or subjecting to lien, claim, security interest, charge, Encumbrance, or restriction (other than Permitted Title Exceptions) of any of the respective assets or properties of BankSouth, Citizens Bank or Chattanooga, respectively;

           2.11.9 any discharge or satisfaction of any lien, mortgage, pledge, claim, security interest, charge, Encumbrance, or restriction or payment of any obligation or liability (absolute or contingent), of BankSouth, Citizens Bank or Chattanooga, other than in the Ordinary Course of Business;

           2.11.10 any declaration or payment of dividends by either BankSouth or Citizens Bank on their respective capital stock, except that Citizens Bank shall be permitted to pay a dividend in an amount not to exceed One and 25/100ths Dollars ($1.25) per share each calendar quarter on its Common Stock to BankSouth and BankSouth, in turn, shall be permitted to continue to pay quarterly dividends on its Common Stock and Preferred Stock in a total amount not to exceed the amount of Eighty-Nine Cents ($0.89) per share in each calendar quarter to its Common Stock and Preferred Stock Shareholders in the amounts and at the times consistent with its existing dividend policy;

           2.11.11 any cancellation or compromise by BankSouth, Citizens Bank or Chattanooga, respectively, of any material debt or claim, other than in the Ordinary Course of Business or upon payment in full;

           2.11.12 any waiver by BankSouth, Citizens Bank or Chattanooga, respectively, of any material rights of value, other than in the Ordinary Course of Business or upon payment in full;

           2.11.13 except in the Ordinary Course of their respective Businesses, any entering into, or agreeing to enter into, any agreement or arrangement granting any preferential right to purchase any of their respective assets, properties, or rights or requiring the consent of any party to the transfer and assignment of any such respective assets, properties, or rights;

           2.11.14 any entering into of any material transaction, contract, or commitment outside the Ordinary Course of its Business;

           2.11.15 any introduction of any material change with respect to the operation of their respective businesses, including, without limitation, their respective methods of accounting (exclusive of changes generally applicable to the banking business or industry such as, without limitation, changes in banking statutes, rules and regulations, changes in accounting principles, rules and practices and changes in tax laws and regulations, and the prevailing interpretation of any thereof);

           2.11.16 any receipt of notice or knowledge of, or reason to believe that any labor unrest exists among any of their respective employees, or that any group, organization or union has attempted to organize any of their respective employees, or any receipt of notice or knowledge of, or reason to believe that there will be, resignations of several of their respective employees, or of more than two (2) of the key executive employees of Citizens Bank, i.e., Senior Vice President, or above, by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

           2.11.17 any failure to operate their respective business organizations intact and to seek to preserve the goodwill of their respective customers and others with whom they have business relations;

           2.11.18 any making by either BankSouth or Citizens Bank, respectively, of any capital expenditure or capital addition or betterment in excess of $10,000 per respective project;

           2.11.19 any making by either BankSouth, Citizens Bank or Chattanooga, respectively, of any loan or discount or entering into a financing lease (A) which has not been made for good, valuable and adequate consideration in the Ordinary Course of Business, and (B) which has not been evidenced by notes or other evidences of indebtedness which are true, genuine and what they purport to be; or

           2.11.20 any agreement to do any of the foregoing.

           2.11.21 For purposes of this Agreement, the term "Ordinary Course of Business" shall be defined to mean an action taken by a person which: (i) is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person; (ii) is not required to be authorized by Board of Directors of such person (or by any person or group of persons exercising similar authority); and (iii) is similar in nature and magnitude to action customarily taken, without any authorization by the Board of Directors (or by any person or group of persons exercising similar authority), in the ordinary course of the normal day-to-day operations of such persons that are in the same line of business as such person.

     Section 2.12 EMPLOYEE BENEFIT PLANS. Unless disclosed in Exhibit 2.12 hereto:

           2.12.1 Neither BankSouth or Citizens Bank, respectively, maintains nor has maintained, nor has any present or future obligation or liability under, any funded deferred compensation plans (including profit sharing, pension, 401-k, savings, employee stock ownership plans or trusts or other stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than the respective plans, if any, maintained by any of them as set forth in Exhibit 2.12 hereto, to include, without limitation, the BankSouth ESOP (true and correct copies of which have been delivered to Buyer) (the "Benefit Plans").

           2.12.2 There are no multi-employer plans, as defined in Section 4001
  (a)(3) of ERISA, to which either BankSouth or Citizens Bank, respectively, contributes, or under which either of them has any present or future obligation or liability.

           2.12.3 Each of the Benefit Plans which is an employee pension benefit plan, as defined in Section 3(2) of ERISA, and which is intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986 ("Code") ("Pension Plan"), has been determined by the Internal Revenue Service to be so qualified and neither BankSouth nor Citizens Bank is aware of any fact that would adversely affect such qualified status. Each Benefit Plan has been operated and administered in accordance with the requirements of ERISA and the applicable provisions of the Code and has been fully funded at the times and in the amounts required by the terms and conditions of each

  Benefit Plan by the entity maintaining that Benefit Plan, i.e., BankSouth or Citizens Bank, respectively, as the case may be.

           2.12.4 With respect to each Benefit Plan for which an annual report has been filed, no material adverse change has occurred with respect to the matters covered by the most recent such annual report, which is included in
  Exhibit 2.12, since the end of the period covered thereby.

           2.12.5 None of the Benefit Plans (or any pension plan maintained by a trade or business, whether or not incorporated, which is under common control with either BankSouth or Citizens Bank, respectively, or any of them, within the meaning of Section 414(b) or (c) of the Code) which are subject to Title IV of ERISA has completely or partially terminated, or been the subject of a reportable event as defined in Section 4043 of ERISA.

           2.12.6 No proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan (or any pension plan maintained by a trade or business, whether or not incorporated, which is under common control with either BankSouth or Citizens Bank, respectively, or any of them, within the meaning of Section 414(b) or (c) of the Code) pursuant to Subtitle C of Title IV or ERISA have been instituted or threatened. No liability under Subtitle D of Title IV of ERISA has been incurred by either BankSouth or Citizens Bank with respect to a Pension Plan or a pension plan maintained by a trade or business whether or not incorporated which is under common control with either BankSouth or Citizens Bank, respectively, or any of them, within the meaning of Section 414(b) or (c) of the Code.

           2.12.7 The present value of all accrued benefits (vested and non-vested) under each of the defined benefit pension plans disclosed under
  Exhibit 2.12 did not, as of the latest valuation date, exceed the then current market value of the assets of such plan allocable to such accrued benefits based upon the actuarial assumptions currently utilized for such plans and as disclosed under Exhibit 2.12, and no accumulated funding deficiency (whether or not waived) exists with respect to any such plan which has been terminated by either BankSouth or Citizens Bank, respectively, or any of their respective predecessors.

           2.12.8 There has been no prohibited transaction (as is defined in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Benefit Plan. No penalty or tax under Section 402(i) of ERISA or Section 4975 of the Code has been imposed upon either BankSouth or Citizens Bank.

           2.12.9 There are no pending or, to the knowledge of BankSouth or Citizens Bank, any threatened claims by or on behalf of the Benefit Plans, by any employee or beneficiary covered under the Benefit Plans, or otherwise involving the Benefit Plans which allege a breach of fiduciary duties or violations of other applicable state or federal law which could result in liability on the part of either BankSouth or Citizens Bank, respectively, or any of the Benefit Plans under ERISA or any other law, nor, to the knowledge of BankSouth or Citizens Bank, respectively, is there any basis for such a claim.

           2.12.10 BankSouth and Citizens Bank, respectively, has complied with all provisions relating to continuation coverage required by Title I, Subtitle B, Part 6 of ERISA as applicable.

     Section 2.13 FORMS OF INSTRUMENTS, ETC. BankSouth and Citizens Bank will make available to Buyer, upon request, copies of all standard forms of savings and deposit accounts, certificates of deposit, notes, mortgages, deeds of trust, security agreements and other routine documents of a like nature utilized on a regular and recurring basis by any of them in their respective Ordinary Course of Business.

     Section 2.14 REQUIRED REPORTS AND COMPLIANCE WITH LAWS AND ORDERS. BankSouth and Citizens Bank has each duly filed with the OSBD, the FRB and the FDIC, as the case may be, in correct form the reports required to be filed by and is in material compliance in all material respects with all laws, rules, regulations, policy guidelines, orders and requirements applicable to it and has paid all premiums and special assessments due and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, provided that information as of a later date shall be deemed to modify information as of an earlier date; and BankSouth and Citizens Bank have previously delivered or made available to Buyer accurate and complete copies of all such reports. In connection with the most recent examinations of BankSouth and Citizens Bank, respectively, by the FRB, OSBD, or the FDIC, as the case may be, neither BankSouth nor Citizens Bank was required to correct or change any action, procedure or proceeding which BankSouth or Citizens Bank believes has not been corrected or changed as required by said examination.

     Section 2.15 LOANS. All loan agreements, notes receivable, borrowing arrangements, and leases ("Loans") made or held by BankSouth, Citizens Bank or Chattanooga, as lender, as reflected in the Financial Statements and/or on the books of BankSouth, Citizens Bank, or of Chattanooga, respectively, are valid, binding, and enforceable obligations of the respective debtors without any claims or defenses, except as set forth on Exhibit 2.15 which is attached hereto and by this reference made an integral part hereof, and each such Loan which is secured by a security interest in personal property is secured by a valid and perfected lien and each such Loan which is secured by an interest in real property is secured by a valid and perfected mortgage lien. The Loans and loan portfolio of BankSouth, Citizens Bank and of Chattanooga, respectively, are in accordance in all material respects with all applicable laws, regulations, orders and policy guidelines other than as disclosed in examination reports or in Exhibit 2.15 hereto. Exhibit 2.15 hereto contains a list of all loan commitments of BankSouth, Citizens Bank or Chattanooga exceeding $100,000 including the name of the borrower, other loans of such borrower held by BankSouth, Citizens Bank or Chattanooga, respectively, and the type of security for the loan. The aggregate reserves for Loans included in the Financial Statements are adequate as of such dates in all respects for all known and/or estimated losses as of such dates (net of recoveries relating to Loans previously charged off) on any Loans of BankSouth, Citizens Bank or of Chattanooga, respectively, which were outstanding as of such date. To the best of the knowledge of BankSouth and Citizens Bank, all Loans of BankSouth, Citizens Bank and Chattanooga are bona fide and arose in the Ordinary Course of Business.

Except for Loans described and listed in Exhibit 2.15 hereto (which Exhibit shall include the borrower's name, amount of the loan, the number of days, if any, the loan is delinquent and the name of the entity, bank or holding company, i.e., BankSouth, Citizens Bank or Chattanooga, which made that
Loan), neither BankSouth, Citizens Bank nor Chattanooga, respectively, is a party to any written or oral (i) Loan under the terms of which the obligor is more than thirty (30) days in default in payment of principal, interest, or other provisions thereof as of the dates shown thereon; (ii) Loan which has been or may be classified by the examiners for the FRB, FDIC, or OSBD, as "substandard," "doubtful," "loss," "other loans especially mentioned," or any comparable classification used by such regulatory agencies; (iii) Loan which has been so classified internally by that lender; (iv) Loan by BankSouth or Citizens Bank to any of its respective directors or officers, or any member of its respective directors' or officers' immediate families (spouse, siblings, children, or parents), or any affiliate or associate (as such terms are defined in the rules and regulations applicable to that respective bank) of the foregoing which is more than thirty (30) days delinquent, or (v) Loans which are in known violation of any law, regulation, or rule of any governmental authority, federal, state or county. Except as noted in Exhibit
2.15 hereto, the documentation for all Loans of BankSouth, Citizens Bank or Chattanooga, respectively, which are described in Exhibit 2.15 is substantially in the same form as for the other Loans of similar type of BankSouth, Citizens Bank or Chattanooga, respectively.

              Section 2.16 NO IMPENDING MATERIAL ADVERSE EVENTS. Unless disclosed in Exhibit 2.16, which is attached hereto and by this reference made an integral part hereof, as of the date hereof, neither BankSouth nor Citizens Bank, respectively, has knowledge of any impending loss of their respective business, or of any other presently existing facts or circumstances which would be reasonably likely to have a material adverse effect upon the respective financial condition, results of operations, business, or prospects of BankSouth or of Citizens Bank, respectively, other than changes which are the result of changes in laws or regulations or other factors affecting banking institutions in general.

              Section 2.17 BOOKS AND RECORDS. The minute books of BankSouth, Citizens Bank and Chattanooga, respectively, each reflect accurately all significant action ever taken by the shareholders and board of directors (or any committee thereof), of each of those entities, i.e., BankSouth, Citizens Bank or Chattanooga, respectively.

              Section 2.18 REGULATORY AGREEMENTS. Except as disclosed in
Exhibit 2.18 hereto, neither BankSouth, Chattanooga nor Citizens Bank, respectively, is a party to any Assistance Agreement, Supervisory Directive, memorandum of understanding, consent order, cease and desist order or condition or any other regulatory order or decree with or by the OSBD, FDIC or the FRB, as applicable, or any other regulatory agency that restricts the conduct of the respective business of BankSouth or Citizens Bank, or in any manner relates to the capital adequacy, credit policies, ability to pay dividends, net worth or asset management or maintenance of BankSouth or Citizens Bank, respectively.

              Section 2.19 FULL DISCLOSURE. None of the information concerning BankSouth, Chattanooga or Citizens Bank, respectively, contained in this Agreement and the schedules hereto, or in any of the lists, documents or instruments attached hereto or to be delivered by or on behalf of BankSouth, Chattanooga or Citizens Bank, respectively, as contemplated by any provision of this Agreement, or in any of the applications or documents to be filed with governmental agencies in connection with obtaining requisite approvals for the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein, taken as a whole with all other such lists, documents, instruments or other information so furnished in light of the circumstances in which they are made, not misleading.

              Section 2.20 INVESTMENTS.

                     2.20.1 Set forth in Exhibit 2.20 hereto is a list of all investment and mortgage-backed and related securities owned by BankSouth and Citizens Bank, respectively, indicating the original cost and current market value thereof. Except as disclosed in Exhibit 2.20, since December 31, 1997, no investment or mortgage-backed and related securities have been acquired or disposed of by either BankSouth or Citizens Bank, respectively, except in the Ordinary Course of Business and the investments of BankSouth or of Citizens Bank in investment and mortgage-backed and related securities are in accordance in all material respects with all applicable laws, regulations, orders, and policy guidelines.

                     2.20.2 BankSouth and Citizens Bank have each set forth respectively in Exhibit 2.20 hereto a written description as of the date hereof of each real estate development project in which either BankSouth, Chattanooga or Citizens Bank has an equity ownership, if any, the amount of funds invested by either BankSouth, Chattanooga or Citizens Bank, respectively, the appraised value of any real property for which appraisals exist and the carrying value on the books of BankSouth, Chattanooga and Citizens Bank, respectively, for any such investment and, with respect to each such project which has not been completed, an estimate of the cost of completing such project. BankSouth and Citizens Bank, each has made available to Buyer true and complete copies of appraisal reports relating to each such project as are available. Exhibit 2.20 also includes a listing of all other real property in which either BankSouth, Citizens Bank, or Chattanooga, respectively, has an equity interest and the amount of each such investment. To the best of the knowledge of BankSouth and Citizens Bank, respectively, there are no facts, circumstances or contingencies which exist or which are reasonably likely to occur prior to the Closing hereunder (other than general economic conditions and conditions generally affecting real estate) which would require a material reduction under generally accepted accounting principles in the aggregate values of the real estate investments, other real estate owned, joint ventures, and construction loans, respectively, of either BankSouth, Citizens Bank or Chattanooga, which reductions are not disclosed or reflected in the Financial Statements, or Exhibit 2.20.

              Section 2.21 REPURCHASE AGREEMENTS. Unless disclosed in
Exhibit 2.21 hereto, with respect to all repurchase agreements pursuant to which either BankSouth or Citizens Bank, is a party, (a) where either BankSouth or Citizens Bank, respectively, has an obligation to resell securities, it has either good title to or a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement to which any of them is a party at the date hereof equals or exceeds the amount of the debt secured by such collateral under such repurchase agreement, and (b) where either BankSouth or Citizens Bank has the respective obligation to repurchase securities, the value of the collateral securing the said obligation of BankSouth or Citizens Bank, respectively, does not exceed 100% of the amount of said obligation.

              Section 2.22 SIGNIFICANT AGREEMENTS. Except as set forth in
Exhibit 2.22 hereto, neither BankSouth, Chattanooga nor Citizens Bank, respectively, is a party to (in its own name or as a successor in interest) nor bound by any written or oral:

                     2.22.1 contracts or commitments involving employment, consulting, deferred compensation, profit sharing, pension, bonus, retirement, percentage compensation, incentive compensation, service award, severance payment, employee benefit, or stock options or warrants;

                     2.22.2 leases or licenses with respect to any property, real or personal, as lessor, lessee, licensor, or licensee, except leases of personal property with either BankSouth or Citizens Bank, respectively, as the case may be, as lessee with rental payments of less than $2,500 per annum in the aggregate;

                     2.22.3 contract or commitment for capital expenditures in excess of $10,000 for any one project;

                     2.22.4 material contract or commitment made other than in the Ordinary Course of Business for the purchase of materials or supplies or for the performance of services for a period extending beyond December 31, 1997;

                     2.22.5 contract or option for the purchase of any real or personal property other than in the Ordinary Course of Business;

                     2.22.6 letter of credit or guarantee agreement;

                     2.22.7 collective bargaining or other agreement entered into with any union or other entity representing employees;

                     2.22.8 contract or commitment to (a) acquire investment securities in excess of $25,000, or (b) to extend credit in excess of $100,000, in each case for any one contract or commitment; or

                     2.22.9 contracts, commitments, or agreements not otherwise described in Subsections 2.22.1 - 2.22.8, above, made other than in the Ordinary Course of Business, in an amount with a value of more than $10,000 in the aggregate.

              BankSouth, Chattanooga and Citizens Bank, respectively, has performed in all material respects all material obligations required to be performed by it to date, and is not in default under, and no event has occurred which, with the lapse of time or action by a third party, would result in a default under, any presently outstanding indenture, mortgage, lease, contract, commitment, or agreement to which either BankSouth, Chattanooga or Citizens Bank is a party, respectively, or by which it is bound and which is material, or is set forth in Exhibit 2.22 hereto, and each such presently outstanding indenture, mortgage, lease, contract, commitment, or agreement is a valid, legally binding obligation of BankSouth, Chattanooga and/or Citizens Bank, respectively, as the case may be, and the other party or parties thereto.

              Section 2.23 INSURANCE. Exhibit 2.23 hereto lists the insurance policies which BankSouth, Chattanooga and Citizens Bank each has in full force and effect with respect to its respective assets and business. Unless disclosed in Exhibit 2.23, since January 1, 1998, neither BankSouth, Chattanooga nor Citizens Bank has received any notice of cancellation with respect to any of its insurance policies or bonds, and within the last three (3) years neither BankSouth, Chattanooga nor Citizens Bank has been refused any insurance coverage sought or applied for (except where the refusal of coverage relates to an insurer's ceasing generally to offer a particular type of coverage), and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire.

              Section 2.24 TRANSACTIONS WITH AFFILIATED PERSONS. Except as listed in Exhibit 2.24 hereto, or elsewhere in this Agreement, no "affiliated persons" or "affiliate" of either BankSouth, Citizens Bank or Chattanooga, respectively, as those terms are defined in 12 C.F.R. Section 561.5 and 12 C.F.R. Section 563.41, respectively, have engaged in any material transactions with either BankSouth, Citizens Bank or Chattanooga, respectively.

              Section 2.25 BROKERS. Neither the Control Group Shareholders, BankSouth nor Citizens Bank has retained or otherwise engaged or employed any broker, finder or any other person, or paid or agreed to pay any fee or commission to any agent, broker, finder or other person, for or on account of such person's acting as a broker, finder or otherwise in connection with this Agreement, the Acquisition or the other transactions contemplated hereby.

              Section 2.26 NO DEFAULT. None of the Control Group Shareholders, nor BankSouth nor Citizens Bank, respectively, is in default under and no event has occurred which, with the lapse of time or action by a third party, would result in a default under the terms of (i) any judgment, decree, order, or writ of any agency of any government or court, whether federal, state or local and whether at law or in equity, or (ii) any license, permit, rule or regulation of any federal or state or local governmental agency which default would have a materially adverse effect upon the respective financial condition, results of operation, business or properties of BankSouth or Citizens Bank.

              Section 2.27 HAZARDOUS MATERIALS. To the best knowledge of BankSouth or Citizens Bank, respectively, no "Hazardous Materials" (as hereinafter defined) has been disposed of, buried beneath, or percolated beneath the respective real property, or improvements thereon, owned now or during the last five years by BankSouth, Chattanooga or Citizens Bank, respectively (the "Real Property"), nor has any Hazardous Materials ever been removed from and stored off-site of the Real Property, or of any real or personal property securing the Loans of any of those said respective entities. Further, to the best knowledge of BankSouth, and Citizens Bank, respectively, there has been no "Release" (as hereinafter defined) of any Hazardous Materials on or from the Real Property or any improvements thereon. BankSouth, Chattanooga and Citizens Bank, respectively, is each in material compliance with all applicable federal, state and local laws, administrative rulings, and regulations of any court, administrative agency or other governmental or quasi-governmental authority, relating to the protection of the environment (including, but not limited to, laws prohibiting the creation of a public nuisance). Neither

BankSouth, Chattanooga or Citizens Bank, respectively, has received notification from any governmental entity or a private citizen acting in the public interest that it is a potentially responsible party under Section 107 of the Comprehensive Environmental Response Compensation and Liability Act of
1980, as amended ("CERCLA") or Section 7003 of the Resource Conservation and Recovery Act of 1976, as amended ("RCRA") and none of them has received notification from any federal, state, or local government agency, or regulatory body, of a violation. The term "Environmental Laws" for the purposes of this Agreement, shall include, without limitation, the Clean Air Act, 42 U.S.C.
Section 7401, et seq.; the Clean Water Act, 33 U.S.C. Section 1251, et seq., and the Water Quality Act of 1981; the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA"), 7 U.S.C. Section 136 et seq.; the Marine,
Protection, Research and Sanctuaries Act, 33 U.S.C. Section 1401, et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321, et seq.; the Noise Control Act, 42 U.S.C. Section 4901, et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq.; the RCRA, 42 U.S.C. Section 6901, et seq.; as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq,; CERCLA, 42 U.S.C.
Section 9601, et seq., as amended by the Superfund Amendments and Reauthorization Act, and the Emergency Planning and Community-Right-to-Know
Act; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601, et seq. and the Atomic Energy Act, 42 U.S.C. Section 2011, et seq., all as may have been amended as of the date of this Agreement, together with their implementing regulations and guidelines as of the date of this Agreement. The term "Environmental Laws" shall also include all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term "Hazardous Materials" shall include, without limitation, any hazardous substance, pollutant, or contaminants regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquified natural gas, and synthetic gas usable for fuel; pesticides regulated under FIFRA; asbestos, polychlorinated biphenyls, and other substances regulated under TSCA; source material; special nuclear material, and by-product materials regulated under the Atomic Energy Act; and industrial process and pollution control wastes to the extent regulated under applicable Environmental Laws. The term "Release" shall have the meaning given to such term in Section 101(22) of CERCLA.

              Section 2.28 BOOKS AND RECORDS. The books of account, minutes books, stock record books and other records of BankSouth, Chattanooga and Citizens Bank, respectively, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minutes books of each of BankSouth, Chattanooga and Citizens Bank contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of each of BankSouth, Chattanooga and Citizens Bank, respectively, and no meetings of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing hereunder, all of those books and records will be in possession of BankSouth and Citizens Bank, respectively.

              Section 2.29 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, structures and equipment of BankSouth, Chattanooga and Citizens Bank, respectively, whether owned or leased, are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, structures and equipment of BankSouth, Chattanooga and Citizens Bank, respectively, are sufficient for the continued conduct of the businesses of each of those entities after the Closing in substantially the same manner as they were being conducted prior to the Closing.

              Section 2.30 EMPLOYEES AND DIRECTORS.

                     2.30.1 Exhibit 2.30 which is attached hereto and by this reference made an integral part hereof, contains a complete and accurate list of the following information for each employee or director of BankSouth or Citizens Bank, respectively, including, each employee on leave of absence or layoff status; employer; employee name; job title, current compensation paid or payable, and any change in compensation since December 31, 1997; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other Benefit Plan of any type or kind or any other Pension Plan, employee benefit plan or any other director plan of any type or kind maintained by either BankSouth or Citizens Bank, respectively.

                     2.30.2 No employee or director of BankSouth or Citizens Bank, respectively, is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his/her duties as an employee or director of BankSouth or Citizens Bank, respectively, or (ii) the ability of BankSouth or Citizens Bank, respectively, to conduct its respective business, including without limitation, any Proprietary Rights Agreement with the BankSouth Shareholders, BankSouth or Citizens Bank by any such employee or director. To the knowledge of BankSouth or Citizens Bank, no director, officer, or other key employee of either BankSouth or Citizens Bank, respectively, intends to terminate his/her employment with such entity in the immediate future or as a result of the entering into this Agreement or consummating of the Acquisition contemplated hereunder.

                     Section 2.31 IMPROPER PAYMENTS. None of the officers, directors, agents or employees of either BankSouth or Citizens Bank, respectively, nor, to the knowledge of BankSouth or Citizens Bank themselves, respectively, any other person or entity (including, without limitation, any affiliate of the Control Group Shareholders, BankSouth or Citizens Bank, respectively) acting on behalf of either BankSouth or Citizens Bank, as the case may be, in any case for which such action may be attributable to either BankSouth or Citizens Bank, has directly or indirectly, on behalf of or with respect to either BankSouth or Citizens Bank, (i) made any political contributions with funds of BankSouth, Chattanooga or Citizens Bank, respectively, (ii) made any payment which was not legal to make or which was not legal for the payee to receive, (iii) received any payment which was not legal to receive or which was not legal for the payor to make, (iv) executed any material transaction or payment which is not properly booked in accordance with generally accepted accounting principles, or (v) had any off-book bank or cash accounts of which BankSouth, Chattanooga or Citizens Bank, respectively, was the beneficial owner.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

              Buyer hereby makes the following representations and warranties to each of the Control Group Shareholders as of the date of this Agreement, and as of the Closing Date, as follows:

       Section 3.1 ORGANIZATION AND STANDING OF BUYER. Buyer is a federally chartered stock savings bank organized, validly existing and in good standing under the laws of the United States of America. Buyer has all requisite corporate power and authority and is duly qualified and licensed and possesses all licenses, franchises, permits and other governmental authorizations necessary to own, lease and operate its assets and properties and to conduct its business as now being conducted, including, without limitation, the full power and authority to enter into and perform under this Agreement and the transactions contemplated hereby. All approvals, if any, required to be obtained from the Board of Directors or the shareholders of Buyer under Buyer's Charter and By-laws or applicable law have been obtained or will be obtained prior to the Closing Date, subject to the absolute right of any government regulatory agency to deny such approval.

              Section 3.2 AUTHORITY. Buyer has full corporate power and authority to carry out the transactions provided for in this Agreement on the terms and conditions set forth herein. The execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that the enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. Neither the execution and delivery of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, will conflict with, or result in a breach of, any terms, condition or provision of, or constitute a default under, (a) the Charter or Bylaws of Buyer, (b) any agreement or instrument to which Buyer is a party or by which it is bound, or (c) any material order, judgment or decree to which Buyer is subject.

              Section 3.3 BROKERS. Buyer has not retained or otherwise engaged or employed any broker, finder or any other person, or paid or agreed to pay any fee or commission to any agent, broker, finder or other person, for or on account of such person's acting as a broker or finder in connection with this Agreement, or the Acquisition or the other transactions contemplated hereby.

              Section 3.4 LEGAL PROCEEDING. There are no material legal proceedings pending against or affecting, or, to the knowledge of Buyer, threatened against or affecting it, any of which would prevent Buyer from carrying out its obligations under the Agreement.

              Section 3.5 CONSENTS AND APPROVALS. Except for the respective consents and approvals of or filings or registrations with or notices to the OSBD, the OTS, the FRB and/or the FDIC or the expiration of any related applicable waiting periods, no consents or approvals of or filings or registrations with, or notices to any governmental agency, commission or authority are necessary, and no waiting periods related thereto are required to expire, in connection with (i) the execution and delivery by Buyer of this Agreement and (ii) the consummation by Buyer of the transactions contemplated hereby.

              Section 3.6 NO IMPENDING MATERIAL ADVERSE EVENTS. As of the date hereof, Buyer has no knowledge of any impending loss of business, or of any other presently existing facts or circumstances which would be reasonably likely to have a material adverse effect upon the financial condition, results of operations, business, or prospects of Buyer.

              Section 3.7 FULL DISCLOSURE. None of the information concerning Buyer contained in this Agreement and the schedules hereto, or in any of the lists, documents or instruments attached hereto or to be delivered by or on behalf of Buyer as contemplated by a provision of this Agreement, or in any of the applications or documents to be filed with governmental agencies in connection with obtaining requisite approvals for the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein, taken as a whole with all other such lists, documents, instruments or other information so furnished in light of the circumstances in which they are made, not misleading.

                                   ARTICLE IV

               FURTHER COVENANTS AND AGREEMENTS OF THE PARTIES

              Section 4.1 CONDUCT OF BUSINESS. The Control Group Shareholders, BankSouth and Citizens Bank, respectively, warrant and covenant to Buyer that, between the date of this Agreement, and the Closing Date, the business of BankSouth, Chattanooga and of Citizens Bank, respectively, shall (except with the prior written approval of Buyer), be conducted in accordance with the following provisions:

                     4.1.1 Except as contemplated by this Agreement, neither BankSouth, Chattanooga nor Citizens Bank, respectively, shall engage in any transaction or incur any obligations except in the Ordinary Course of Business consistent with good corporate and banking practices. BankSouth, Chattanooga and Citizens Bank, respectively, shall each use its best efforts to maintain in effect all approvals, licenses and authorizations from all federal and state regulatory bodies and officials and all other rights, approvals and consents required to carry on their respective business as now being conducted by each of them.

                     4.1.2 BankSouth, Chattanooga and Citizens Bank shall each use its respective best efforts to maintain and preserve its respective business organization intact (including, to the extent consistent with good business practice under the circumstances, the retention of its respective employees) and maintain its relationships and goodwill with deposit account holders, borrowers, employees and others having business relationships with either BankSouth, Chattanooga or Citizens Bank, respectively, so that they will be preserved for Buyer on and after the Closing Date.

                     4.1.3 Each of BankSouth, Chattanooga and Citizens Bank, respectively, shall be maintained at all times as a corporation or association, as the case may be, duly organized, validly existing and in good standing and shall be qualified to conduct its business as now being conducted in accordance with all applicable laws.

                     4.1.4 Each of BankSouth, Chattanooga and Citizens Bank, respectively, shall take all steps reasonably necessary to maintain in force all of its respective existing casualty, liability and other insurance policies and fidelity bonds with respect to its respective business, properties, employees and agents, or replace them with substantially similar policies and bonds providing substantially the same coverage.

                     4.1.5 None of BankSouth, Chattanooga nor Citizens Bank, respectively, shall make any change in their respective methods of accounting or in their respective applications of generally accepted accounting principles from the methods consistently applied throughout the periods covered by the Financial Statements referred to in Section
       2.5 of this Agreement, except for changes required by changes in generally accepted accounting principles and changes in applicable regulatory requirements.

                     4.1.6 Each of BankSouth, Chattanooga and Citizens Bank, respectively, shall at their sole cost and expense maintain all of their respective properties in their respective present repair, order and condition, ordinary wear and tear excepted.

                     4.1.7 Neither BankSouth, Chattanooga nor Citizens Bank, respectively, shall (i) amend its respective Certificate of Incorporation, Charter or Bylaws, as the case may be, except as specified herein, or as consented to in advance by Buyer, (ii) or merge or consolidate with or into any other corporation, (iii) effect any stock split, or change in any manner the rights of the holders of its capital stock or the character of its business or (iv) elect any additional directors or officers.

                     4.1.8 Neither BankSouth, Chattanooga nor Citizens Bank, respectively, shall redeem or issue any of their respective securities or enter into any agreement providing for or granting any option, warrant, call, commitment or any agreement of any character relating to the purchase, sale, redemption or issuance of the respective securities of BankSouth, Chattanooga or Citizens Bank, nor shall BankSouth or Citizens Bank, respectively, declare or pay any cash or stock dividends on any of their respective shares of issued and outstanding capital stock; except that BankSouth and Citizens Bank shall be expressly authorized to continue their current quarterly dividend policy pursuant to which Citizens Bank shall be permitted to continue to pay a dividend in an amount not to exceed One and 25/100ths Dollars ($1.25) per share on its Common Stock to BankSouth each calendar quarter and BankSouth, in turn, shall be permitted to continue to pay quarterly dividends on its Common Stock (not to exceed $0.75 per share) and Preferred Stock (not to exceed $0.14 per share) for each calendar quarter pursuant to its existing dividend policy.

                     4.1.9 Neither BankSouth, Chattanooga nor Citizens Bank, respectively, shall take any action or omit to take any action which, to their respective knowledge, will cause a material breach of any of their respective contracts, commitments or obligations, including, but not limited to, their respective obligations under this Agreement.

                     4.1.10 Neither BankSouth, Chattanooga nor Citizens Bank, respectively, will (i) grant any increase in compensation or pay any bonus to any of their respective officers or other employees except in the Ordinary Course of Business and in accordance with past practices and/or except as provided for by contracts in existence as of the date of this Agreement; in any event, no bonus shall be granted; or (ii) enter into, amend or alter any bonus, incentive compensation, profit sharing, stock purchase, stock option, retirement, pension, group insurance, death benefit or other fringe benefit, arrangement or trust agreement for the benefit of officers or other employees of either BankSouth, Chattanooga or Citizens Bank, respectively, or any employment or consulting agreement thereof; or (iii) increase the staff of either BankSouth, Chattanooga or Citizens Bank, respectively, or
       (iv) pay any deferred compensation to any of the respective directors, officers or employees of either BankSouth, Chattanooga or Citizens
       Bank, except as expressly authorized and required to be paid to the members of the Boards of Directors of BankSouth and Citizens Bank by the provisions of Section 1.1.5 of this Agreement, above.

                     4.1.11 Each of BankSouth, Chattanooga and Citizens Bank shall exercise good faith and use their respective best efforts to duly comply with all laws and regulations applicable to them and to the conduct of their business, including the Community Reinvestment Act, and all applicable anti-discrimination statutes and regulations regarding employment practices and the extension or denial of credit. Each of BankSouth, Chattanooga and Citizens Bank, shall file all tax returns and pay all taxes required of them and shall not extend or agree to the extension of any statutes of limitations with regard to such tax returns or tax liabilities.

                     4.1.12 Without limiting any of the foregoing covenants, each of BankSouth, Chattanooga and Citizens Bank shall conduct its respective business and affairs until the Closing hereunder in such manner that all of the representations and warranties contained in
       Article II of this Agreement required to be true at such time shall be true at such time, and so that all its agreements and conditions contained in this Agreement required to be performed by such time are so performed.

                     4.1.13 Neither BankSouth, Chattanooga nor Citizens Bank, respectively, shall (i) incur or guarantee any additional borrowings of any person or (ii) pledge any of their assets, except, in each such case in the Ordinary Course of Business and consistent with current business practice, and good corporate and banking practices.

                     4.1.14 Neither BankSouth, Chattanooga nor Citizens Bank shall purchase, or sell, or contract to sell any of their respective assets except in the Ordinary Course of Business, consistent with their current business practice.

                     4.1.15 Between the date of this Agreement and the Closing Date, neither BankSouth, Chattanooga nor Citizens Bank, respectively, shall take any of the actions, or allow any of the changes or matters to transpire which are set forth above in Section 2.11 of this Agreement.

              Section 4.2 ACCESS AND INFORMATION.

                     4.2.1 Consistent with applicable law, each of BankSouth, Chattanooga and Citizens Bank, respectively, will permit Buyer, through its designated agents, accountants, counsel, auditors, and other representatives (collectively referred to as "Agents") to make or cause to be made such investigation of the business, properties and personnel of each of BankSouth, Chattanooga and Citizens Bank, respectively, as Buyer may reasonably deem necessary or advisable prior to the Closing under the circumstances. The Buyer and its Agents shall, at all reasonable times and with reasonable notice given to either BankSouth, Chattanooga and Citizens Bank, as the case may be, without unduly interfering with the normal business operations of BankSouth, Chattanooga or Citizens Bank, respectively, have full access to their respective premises and to all of the respective properties, books, contracts, commitments, and records of BankSouth, Chattanooga or Citizens Bank. Each of BankSouth, Chattanooga and Citizens Bank, respectively, shall, and shall also authorize and direct its respective agents, auditors, accountants, and counsel, to fully cooperate with Buyer and its Agents in making available to them all financial and other information requested, including, without limitation, providing them with the right to examine all working papers pertaining to audits made and to make copies and extracts thereof, and full and complete access to all information concerning any litigation in which any of them is currently involved. BankSouth and Citizens Bank, respectively, agree to cause to be delivered to Buyer or to make available to Buyer to the extent such documents or information exists, or are in their possession or control, all of the items pertaining to each of BankSouth, Chattanooga or Citizens Bank, respectively, as are set forth and listed on Exhibit 4.2.1 to this Agreement. No investigation by or on behalf of Buyer under this Section 4.2 or otherwise will affect any of the representations and warranties of either the Control Group Shareholders, BankSouth or Citizens Bank, respectively, as contained in this Agreement.

                     4.2.2 Until the Closing, each of the Parties hereto and their respective employees, agents, accountants, counsel, auditors and other representatives shall keep confidential any information (unless readily ascertainable from public information or sources) obtained from the other party, except as may be required to be disclosed to regulatory authorities, or in any requisite Securities and Exchange Commission filings, or to the public, or to LFC's, Buyer's or BankSouth's stockholders, respectively, in proxy and related materials. If this Agreement is terminated, promptly after such termination all documents, working papers or other written material obtained by one party from the other party in connection with this Agreement shall be returned to the party that provided such material and all additional copies thereof shall be destroyed by the non-providing party.

                     4.2.3 Commencing with the date of this Agreement and continuing until the first to occur of the Closing Date or the termination of this Agreement in accordance with the terms and provisions hereof, each of BankSouth and Citizens Bank, as the case may be, shall promptly advise Buyer in writing of any matter relating to its respective financial condition, operations, assets, liabilities or business which arises or is discovered after the date of this Agreement, and which if existing or known on the date hereof would have been required to be set forth and described herein or in one of the Exhibits to this Agreement.

              Section 4.3 COOPERATION. The Parties hereto shall cooperate with each other in every way in carrying out the transactions contemplated hereby, in obtaining all required regulatory and any other approvals and authorizations therefor, and in executing and delivering all documents, instruments or copies thereof deemed necessary or useful by either party hereto. Buyer shall, at its sole cost and expense, promptly prepare and file such regulatory applications as are necessary to secure all federal and state approvals necessary to effectuate the transactions contemplated herein and the Control Group Shareholders, BankSouth and Citizens Bank, respectively, shall each assist Buyer with respect to any applications to be filed with the OTS, the FRB, the FDIC and the OSBD, respectively, provided, that the preparation and expense of all such applications shall be the sole responsibility of Buyer. Each party shall have the right to review and approve in advance all characterizations of the information relating to it and made by the other party which appear in any filing made in connection with the transactions contemplated by this Agreement.

              Section 4.4 BUYER TO HAVE NO CONTROL OF BANKSOUTH OR CITIZENS BANK PRIOR TO THE CLOSING DATE. Prior to the Closing Date, Buyer will not control or attempt to exercise any control (as that term is defined in the Bank Control Act) of the respective business or affairs of either BankSouth or Citizens Bank. Prior to the Closing Date, the management and policy control of BankSouth and Citizens Bank will each reside solely in its respective officers and directors and the election of its respective directors shall be solely the affair of their respective shareholders.

              Section 4.5 EMPLOYEES AND BENEFITS. All employees of BankSouth and of Citizens Bank, respectively, will, upon the Closing Date, continue as the respective employees of BankSouth and of Citizens Bank, but the continuation of said employment thereafter shall be within the sole and absolute discretion of the officers and directors of Buyer, except to the extent otherwise specifically provided in this Agreement.

              Section 4.6 AMENDMENT NOT TO NEGOTIATE. As a material inducement to cause Buyer to enter into this Agreement, each of the Control Group Shareholders, BankSouth, and Citizens Bank hereby agree that during the term of this Agreement they will not, either themselves, itself, or through their, or its respective officers, directors, employees, agents, accountants, counsel, representatives or others, (i) solicit any other acquisition proposals, engage in any discussions concerning, or negotiate with other persons or entities regarding, any other acquisition proposals, whether formally or informally, or
(ii) provide (except as may be required by law) any non-public information documents or materials to any person or entity (other than Buyer), or its agents, in connection with such proposals. If any of the Control Group Shareholders, BankSouth or Citizens Bank, respectively, violates this Section
4.6 in any respect, then, and in such event, Buyer shall be entitled to immediately seek the specific performance of this Agreement and the Control Group Shareholders, BankSouth and Citizens Bank each specifically acknowledge and agree that, then, and in such event, such equitable remedy will be necessary and appropriate for Buyer to seek and that in such event a legal remedy of damages would not be adequate to compensate Buyer for such a breach of this Agreement.

              Section 4.7 SHAREHOLDERS' AGREEMENTS. As a material inducement to Buyer to enter into this Agreement, each of the Control Group Shareholders covenant and agree as follows that:

                     4.7.1 Each of the Control Group Shareholders shall, at any meeting (or action by unanimous written consent) of the BankSouth Board of Directors or of the BankSouth Shareholders called for that purpose, vote or cause to be voted, all of the Shares held by him/her or it (whether owned as of the date hereof or hereafter acquired) in favor of this Agreement and the consummation of the Acquisition contemplated hereby and against any plan or proposal pursuant to which either BankSouth or Citizens Bank is to be acquired by or merged with, or pursuant to which either BankSouth or Citizens Bank, respectively, proposes to sell all or substantially all of its assets and liabilities to, any person, entity or group (other than Buyer or any affiliate thereof). The Control Group Shareholders specifically covenant to call a Special Meeting of the Board of Directors of BankSouth, as expeditiously as possible, for the principal purpose of adopting and approving the execution of this Agreement, the redemption of all the Preferred Stock at the Effective Time and the Acquisition and authorizing the submission of this Agreement and the Acquisition, as soon as possible thereafter, to a Special Meeting of BankSouth Shareholders to obtain their approval and adoption thereof in accordance with the statutory procedures required by 18 O.S. 1991, Section 1090.1. The Control Group Shareholders further specifically covenant and agree to call the Special Meeting of the BankSouth Shareholders, as expeditiously as possible after the date this Agreement is fully executed by the Parties, but not in any event later than sixty (60) days after that date, for the principal purpose of approving by majority vote of all of the BankSouth Common Stock Shareholders the adoption of this Agreement and consummation of the Acquisition in accordance the provisions of 18 O.S. 1991, Section 1090.1. In this regard, the Control Group Shareholders agree to cause BankSouth to prepare any required notices, proxy statements or other information to be submitted to all of the shareholders of the Common Stock and of the Preferred Stock prior to the Special Meeting of BankSouth Shareholders in accordance with the provisions of 18 O.S. 1991, Section 1090.1, and any other applicable law or regulations, at its sole cost and expense.

                     4.7.2 Each of the Control Group Shareholders agree that they shall not, prior to the Closing hereunder or the earlier termination of this Agreement in accordance with its terms, sell, pledge, transfer or otherwise dispose of any of their respective BankSouth Shares.

              Section 4.8 ALTERNATIVE STRUCTURE. Notwithstanding any provision of this Agreement to the contrary, Buyer may, with the written consent of BankSouth, which consent shall not be unreasonably withheld or denied, elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of BankSouth and Citizens Bank set forth herein; provided that (i) the federal income tax consequences of any transactions created by such modification shall not be changed, (ii) the consideration to be paid to the BankSouth Shareholders is not thereby changed in kind or reduced in amount as a result of such modification, and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other conditions to the obligations of Buyer as set forth in Article V of this Agreement below.

              Section 4.9 ENVIRONMENTAL AUDITS OF ALL REAL PROPERTY OWNED DURING LAST FIVE YEARS. BankSouth and Citizens Bank covenant and agree, at the direction and control of Buyer, at Buyer's sole cost and expense, to obtain, as expeditiously as possible, Phase I Environmental Audits of all parcels of real property which either BankSouth, Citizens Bank or Chattanooga now own or have owned at any time during the five (5) year period of time immediately preceding the date this Agreement is fully executed by the Parties. Within ten (10) days after the execution of this Agreement, BankSouth and Citizens Bank will provide a list and adequate legal descriptions of all such parcels of real property so owned by them to Buyer and shall fully cooperate and assist the environmental consultants selected by Buyer in performing such audits and in facilitating the prompt completion thereof. If any of the Phase I Environmental Audits recommend the conducting of a Phase II Environmental Audit of any such parcel of real property owned or formerly owned by BankSouth or Citizens Bank then, and in such event, the Phase II Environmental Audits shall be conducted by Buyer's environmental consultants, as expeditiously as possible, at the sole cost and expense of Buyer. Complete copies of all such Phase I and Phase II Environmental Audits so obtained shall be provided to BankSouth and to Buyer as soon as they are available, subject to the confidentiality provisions of this Agreement.

              Section 4.10 TERMINATION OF BANKSOUTH ESOP. BankSouth shall, at its sole cost and expense, take all necessary and appropriate actions to cause the BankSouth ESOP to be completely terminated on the Closing Date, or as soon thereafter as possible, in order that it will not have any continuing existence insofar as BankSouth is concerned and BankSouth shall have no further or future liability or responsibility for the BankSouth ESOP from and after the Closing Date. The termination of the BankSouth ESOP shall be done in a manner complying with all provisions of the applicable laws and regulations and with the express terms and conditions of the BankSouth ESOP Plan and Trust. All funds to be paid by Buyer to the BankSouth ESOP on the Closing Date to purchase all of the Common Stock owned by the BankSouth ESOP, and by BankSouth to the BankSouth ESOP on the Closing Date to redeem all of the Preferred Stock owned by the BankSouth ESOP, shall be held or distributed by the Trustee of the BankSouth ESOP, as expeditiously as possible, in a manner fully complying with all applicable laws and regulations and the express terms of the BankSouth ESOP Plan and Trust. Gilbert Gibson, as one of the Trustees of the BankSouth ESOP, hereby covenants and agrees to take all actions necessary to terminate the BankSouth ESOP in accordance with the terms and provisions of this Section 4.9 and to provide to Buyer on the Closing Date evidence satisfactory to Buyer that the BankSouth ESOP has been, or will expeditiously be, properly terminated and that Buyer or BankSouth will have no continuing liability or responsibility for operation and maintenance of the BankSouth ESOP from and after the Closing Date.

                                   ARTICLE V

                  CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE

              The obligations of Buyer to complete and consummate the transactions provided for in this Agreement shall be subject to the complete satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, provided that any such condition (other than those set forth in Section 5.1 below) may be waived by Buyer.

              Section 5.1 REGULATORY APPROVALS. To the extent required by applicable law and regulations, (i) all applicable state and federal regulatory authorities having jurisdiction over the approval of this transaction, to include, without limitation, the OSBD, the FDIC, the FRB and the OTS, shall have approved this Agreement and the transactions contemplated by this Agreement without the imposition of any condition or conditions which in the reasonable opinion of the Buyer, are unduly burdensome; (ii) all required notices have been published and all applicable waiting periods, including those under the Hart Scott Rodino Act, if applicable, have expired.

              Section 5.2 PERFORMANCE OF AGREEMENTS. Each of the Control Group Shareholders, BankSouth and Citizens Bank shall have performed all of their respective conditions, duties and obligations contained in this Agreement required to be performed by each of them prior to the Closing and specifically shall have obtained (i) the resolution of BankSouth's Board of Directors authorizing and approving this Agreement and submitting it to a vote of the Common Stock Shareholders for approval and further authorizing BankSouth's redemption of all of the Preferred Stock, subject to the terms and conditions of this Agreement, at the Effective Time, for the Preferred Stock Redemption Price, and (ii) the valid approval of a majority of the BankSouth Common Stock Shareholders of this Agreement and of the Acquisition within sixty (60) days after the date this Agreement is fully executed by the Parties in a manner sufficient to cause the provisions of 18 O.S. 1991, Section 1090.1 to be fully applicable to this Agreement and the Acquisition for all purposes pursuant to the requirements of Section 4.7.1. above, and shall have provided evidence to Buyer, in form reasonably satisfactory to Buyer, that such requisite Board of Directors' and Common Stock Shareholders' approvals have been properly obtained. In addition, BankSouth shall have evidenced, or be able to evidence to Buyer on the Closing Date, that the BankSouth ESOP will be on the Closing Date, or as expeditiously as possible thereafter, completely terminated in accordance with the requirements of Sections 1.11.12 and 4.10 of this Agreement, above. Each of the Control Group Shareholders and any other BankSouth Common Stock Shareholders who have executed joinder agreements hereto shall be prepared to transfer and convey to Buyer all of the BankSouth Common Stock which they own on the Closing Date in the manner required by this Agreement.

              Section 5.3 CONTINUED ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of BankSouth and Citizens Bank (considered individually and collectively) contained in Article II of this Agreement must have been accurate in all material respects as of the date of the execution of this Agreement and must be accurate in all material respects on and as of the Closing Date with the same effect as if made on that date, without giving effect to any supplement made to the Exhibits to this Agreement after the date of the execution of this Agreement.

              Section 5.4 DELIVERY OF CLOSING CERTIFICATE BY BANKSOUTH AND CITIZENS BANK. Buyer shall have received a certificate, dated the Closing Date, in form satisfactory to Buyer, of BankSouth and Citizens Bank, respectively, executed on behalf of BankSouth by its President and on behalf of Citizens Bank by its President and by its Chief Financial Officer, certifying to the satisfaction of the conditions set forth in Sections 5.2, 5.3, 5.5, 5.7 and 5.8 of this Article V to the best of the signers' knowledge after careful investigation (the "BankSouth Closing Certificate").

              Section 5.5 ABSENCE OF MATERIAL ADVERSE CHANGES. There shall have been no material adverse change in the business, assets, prospects or financial condition of BankSouth and its subsidiary bank, Citizens Bank, taken as a whole since December 31, 1997 (which will include, without limitation, the resignations of more than two (2) of their key executive employees, i.e., Senior Vice President or above, of Citizens Bank, from their employment, or such key executive employees giving clear indication to Buyer, BankSouth or Citizens Bank that they intend to resign from such employment, on or before the Closing Date or shortly thereafter, in anticipation of, or as a result of, the consummation of the Acquisition), other than changes which are the result of changes in laws or regulations or other factors affecting banking institutions, in general, and except for changes not prohibited by this Agreement.

              Section 5.6 OPINION OF COUNSEL OF BANKSOUTH AND CITIZENS BANK. Buyer shall have received from counsel for BankSouth and Citizens Bank an opinion of counsel, dated the Closing Date, in the form and substance set forth in Exhibit 1.11.9 to this Agreement. In rendering such opinion, counsel for BankSouth and Citizens Bank may rely upon the opinion of qualified counsel, upon certificates of government officials and officers of BankSouth and Citizens Bank, respectively, provided that such counsel states that such counsel reasonably believes that such counsel and Buyer may justifiably rely upon such other opinions and the accuracy of such certificates, and provided further that such other opinions and certificates are delivered to Buyer concurrently with such counsel's opinion.

              Section 5.7 OPINION OF SPECIAL COUNSEL TO BANKSOUTH AS TO BANKSOUTH ESOP. Buyer shall have received from the special counsel to BankSouth, an opinion of that special counsel, dated the Closing Date, as required to be delivered at Closing by the provisions of Section 1.11.14, above, or, alternatively, the evaluation and report of the pension benefit consultants of Buyer's choosing, addressed to BankSouth and Buyer, in form and substance satisfactory to Buyer's counsel, opining or finding that the BankSouth ESOP was properly and validly established, has been and is qualified as an employee benefit plan by the Internal Revenue Service, has been properly operated and maintained by BankSouth until the Closing Date and is being properly terminated by BankSouth on the Closing Date, or as expeditiously thereafter as possible, in accordance with all applicable laws and regulations and the express terms and provisions of the BankSouth ESOP Plan and Trust, and that such counsel, or consultants, do not know, or have any reason to know of any materially adverse tax consequences or other liabilities that may be incurred by BankSouth or Buyer by reason of the operation, maintenance and termination of the BankSouth ESOP, other than any amounts reflected for any such liabilities on the Financial Statements of BankSouth.

              Section 5.8 ENVIRONMENTAL AUDITS DO NOT DISCLOSE THE EXISTENCE OF A SIGNIFICANT HAZARDOUS MATERIALS PROBLEM. None of the Phase I or Phase II Environmental

Audits to be obtained by BankSouth and Citizens Bank and provided to Buyer pursuant to the requirements of Section 4.9, above, reveals the presence of Hazardous Materials, as defined above, or the violation of any Environmental Laws, as defined above, with regard to any of the real property owned by BankSouth or Citizens Bank now, or in the immediately preceding five (5) year period of time, which would, in the reasonable opinion of Buyer, impose a material liability, or a material potential liability (legal or economic) to Buyer if the Acquisition was to be consummated.

              Section 5.9 ABSENCE OF LITIGATION. There shall not be pending any action in any court of competent jurisdiction seeking to enjoin consummation of the transactions contemplated by this Agreement, or any action which, in the opinion of counsel for Buyer, after an independent review of readily available facts and applicable law, poses a significant risk of resulting in the divestiture by Buyer of BankSouth or Citizens Bank, or any material portion of the assets of either BankSouth or Citizens Bank, respectively, or otherwise threatens to materially impair the value of the assets of either BankSouth or Citizens Bank, respectively, or poses the possible assessment of significant damages against or the imposition of any other materially adverse consequences upon BankSouth or Citizens Bank.

              Section 5.10 THIRD PARTY CONSENTS. BankSouth and Citizens Bank, respectively, as the case may be, shall have received the consent of all third parties who are subject to agreements with any of them and which agreement requires or purports to require the consent of the other or another party thereto to the transactions contemplated by this Agreement.

              Section 5.11 RESIGNATION OF DIRECTORS AND OFFICERS. Buyer shall have received the currently dated original, written resignations of all the current members of the Board of Directors and officers of BankSouth and Citizens Bank, respectively (effective on the Closing Date).

              Section 5.12 SHAREHOLDERS' RELEASES. Buyer shall have received the currently dated original Shareholders' Releases, in the form and substance set forth in Exhibit 1.11.10 to this Agreement, from each of the Control Group Shareholders.

                                   ARTICLE VI

                 CONDITIONS TO OBLIGATIONS OF THE CONTROL GROUP
                   SHAREHOLDERS, BANKSOUTH AND CITIZENS BANK

              The obligations of the Control Group Shareholders, BankSouth and Citizens Bank to complete the transactions provided for in this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions precedent by Buyer, provided that any such condition (other than those set forth in Section 6.3 below) may be waived by BankSouth.

              Section 6.1 PERFORMANCE OF AGREEMENTS. Buyer shall have performed all conditions, duties and obligations contained in this Agreement required to be performed by it prior to the Closing Date, and shall be prepared to pay the Purchase Price, in full, to all shareholders of BankSouth Common Stock on the Closing Date.

              Section 6.2 CONTINUED ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in Article III of this Agreement shall, be true and correct in all material respects on and as of the Closing Date with the same effect as if made on that date.

              Section 6.3 REGULATORY APPROVALS. To the extent required by applicable law and regulations, all applicable federal and state regulatory authorities, if any, to include, without limitation, the OSBD, the FDIC, the FRB and the OTS, shall have approved this Agreement and the transactions contemplated by this Agreement, without the imposition of any condition or conditions which in the reasonable opinion of BankSouth are unduly burdensome and all applicable waiting periods have expired and all required notices have been published.

              Section 6.4 DELIVERY OF BUYER'S CLOSING CERTIFICATE. The Control Group Shareholders, BankSouth and Citizens Bank shall have received a certificate, dated the Closing Date, of Buyer's President, certifying to the satisfaction of the conditions set forth in Sections 6.1, 6.2 and 6.5 of this
Article VI (the "Buyer's Closing Certificate").

              Section 6.5 ABSENCE OF LITIGATION. There shall be no pending or threatened litigation or administrative proceeding seeking to restrain, prevent, rescind or change the terms of the transaction contemplated by this Agreement or to obtain damages in connection therewith or and preliminary injunction restraining such transactions.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

              Section 7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated prior to the Closing Date by the mutual written consent of the Buyer and BankSouth.

              Section 7.2 TERMINATION BY ANY PARTY. This Agreement may be terminated by either BankSouth or Buyer twenty (20) or more days after receipt of notice of final denial by any regulatory authority having jurisdiction of the transactions contemplated hereby.

              Section 7.3 TERMINATION BY BUYER. Buyer may terminate this agreement by giving written notice to BankSouth (i) if any condition in
Article V hereof which must be fulfilled shall not have been fulfilled on or before the date specified for the fulfillment thereof; provided, however, that such notice shall include a statement of the grounds thereof and BankSouth shall have twenty (20) days thereafter to cure the events or conditions cited in such notice (to the extent curable) and if BankSouth cures the events or conditions giving the rise to such grounds to the satisfaction of Buyer, Buyer shall not have any right to terminate this Agreement based upon such specified events or conditions. If Buyer does elect to terminate this Agreement, pursuant to this provision, and BankSouth is unable to timely cure such default or breach within the said twenty (20) day period, then, in such event, this Agreement shall be null, void and of no further force and effect and none of the Parties hereto shall have any further rights, duties or liabilities hereunder unless otherwise expressly provided in this Agreement.

              Section 7.4 TERMINATION BY BANKSOUTH. BankSouth may terminate this Agreement by giving written notice to Buyer if any condition in Article VI hereof which must be fulfilled before BankSouth is obligated to consummate the transactions contemplated hereby shall not have been fulfilled on or before the date specified for the fulfillment thereof; provided, however, that such notice shall include a statement of the grounds thereof and Buyer shall have twenty,
(20) days thereafter to cure the events or conditions cited in such notice (to the extent curable) and if Buyer cures the events or conditions giving rise to such grounds, BankSouth shall not have any right to terminate this Agreement based upon such events or conditions. If BankSouth does elect to terminate this Agreement, pursuant to this Section, and Buyer is unable to timely cure its breach or default within said twenty (20) day period of time, then, and in such event, this Agreement shall be null, void and of no further force and effect, and none of the Parties hereto shall have any further rights, duties or liabilities hereunder, unless otherwise expressly provided in this Agreement.

              Section 7.5 TERMINATION BY EXPIRATION. If the transactions contemplated by this Agreement have not been consummated prior to December 31. 1998, any Party hereto may elect to terminate this Agreement by giving written notice to the other Party hereto; provided that this right to terminate shall not be available to any Party hereto whose failure to perform an obligation under the Agreement has been the cause of, or has resulted in, the failure of the transactions contemplated herein to be consummated by December 31, 1998.

              Section 7.6 AMENDMENT. This Agreement maybe amended or modified in whole or in part at any time by an agreement in writing executed by all of the Parties hereto.

              Section 7.7 WAIVER. At any time prior to the Closing Date, any of the Parties to this Agreement may, on their own respective behalf:

                     7.7.1 waive any inaccuracies in the representations and warranties by the other Party contained herein or in any document delivered by the other Party pursuant hereto; or

                     7.7.2 waive compliance by the other Party with the covenants, agreements or conditions contained herein.

              Any agreement to such waiver shall be valid only if set forth in an instrument in writing executed by a duly authorized officer or representative of the Party granting such waiver.

                                  ARTICLE VIII

                      GENERAL AND MISCELLANEOUS PROVISIONS

              Section 8.1 CONFIDENTIALITY.

                     8.1.1 Buyer acknowledges and agrees that the information to be provided by the Control Group Shareholders, BankSouth and Citizens Bank to Buyer under this Agreement and with regard to the transactions contemplated by this Agreement will contain information, reports and financial data which are confidential in nature and the property of the Control Group Shareholders, BankSouth and Citizens Bank as the case may be (the "Confidential Information"). Accordingly, Buyer agrees that it, and any of its directors, officers, attorneys, accountants, employees or other agents that are given access to the Confidential Information, agree to be bound by the terms and provisions of this Section 8.1 of the Agreement. In consideration of the Control Group Shareholders, BankSouth and Citizens Bank providing Buyer with the Confidential Information. Buyer agrees to keep the Confidential Information in strict confidence, except as otherwise provided by this Agreement, and in order to maintain its confidentiality, Buyer agrees that it will not use or allow the use for any purpose of any Confidential Information other than in connection with preparing, evaluating and performing the transaction to be consummated pursuant to this Agreement. Buyer will not disclose or allow disclosure to others of any of the Confidential Information, except as provided herein and except to officers, employees, directors, attorneys, accountants or agents of Buyer who are actively and directly participating in Buyer's work in connection with the consummation of the transaction contemplated by this Agreement and Buyer will use its best efforts to cause all such officers, employees, directors, attorneys, accountants or agents to observe the terms of this section. Finally, Buyer agrees not to make or allow to be made copies of any of the Confidential Information except as necessary to perform the work to be performed by Buyer in conjunction with its evaluating and consummating the transaction contemplated by this Agreement. Both Buyer and each of the Control Group Shareholders, BankSouth and Citizens Bank, respectively, agree to also keep in strict confidence all terms and provisions of this Agreement, including the Purchase Price.

                     8.1.2 The provisions of this Section 8.1 shall be inoperative as to particular portions of the Confidential Information if such information (i) becomes generally available to the public other than as a result of a disclosure by Buyer, its officers, directors, attorneys, accountants, employees or agents; (ii) was available to Buyer on a non-confidential basis prior to its disclosure to Buyer by the Control Group Shareholders, BankSouth or Citizens Bank or their respective officers, employees, directors, accountants, counsel, agents, advisors or representatives, (iii) becomes available to Buyer on a non-confidential basis from a source other than the Control Group Shareholders, BankSouth or Citizens Bank or their respective officers, employees, directors, accountants, counsel, agents, advisors or representatives, unless Buyer knows, after due inquiry, that such source is not entitled to make the disclosure of such information to it; or
       (iv) is disclosed to the OSBD, FRB, OTS or FDIC, or any other federal or state regulatory authority having jurisdiction over Buyer, or any of the Control Group Shareholders, BankSouth or Citizens Bank, upon a proper and valid request being made therefor by such agency, or by Buyer, or Buyer's affiliate, LFC, with regard to any required securities filing made by LFC with the Securities and Exchange Commission, the American Stock Exchange and/or the Oklahoma Securities Commission or with its public shareholders. The provisions of this Section 8.1 shall be binding upon Buyer and its directors, officers, employees, accountants, attorneys and agents for a period of one (1) year from May 1, 1998, or until the Closing Date, if the transaction contemplated by this Agreement is consummated, whichever shall first occur. If Buyer is requested by any court or governmental agency or authority (other than the aforesaid state or federal regulatory authorities) to disclose any of the Confidential Information, then it will provide the Control Group Shareholders with prompt notice of such request or requirement. The Control Group Shareholders may then either seek appropriate protective or other injunctive relief from all or part of such request or requirement or waive the Buyer's compliance with the provisions of this Section 8.1 pertaining to the Confidential Information so sought with respect to all or any part of such request or requirement to produce such Confidential Information. If, after the Control Group Shareholders have had a reasonable opportunity to seek such protective or injunctive relief, the Control Group Shareholders have failed to obtain such relief, and, in the opinion of Buyer's counsel, Buyer believes it is legally compelled to disclose any of the Confidential Information to such court, agency, arbitrator or authority, then Buyer may disclose that portion of the Confidential Information which its counsel advises it that it is so compelled to disclose. In no event will Buyer oppose any action by the Control Group Shareholders to obtain injunctive or other appropriate protective relief and/or other reliable assurance that confidential treatment will be accorded to the Confidential Information disclosed to such court, agency, arbitrator or other authority in such instances. Prior to Closing, neither Buyer nor the Control Group Shareholders, BankSouth or Citizens Bank will disclose to any other party other than regulatory authorities having jurisdiction over the Parties hereto or pursuant to any requisite Securities and Exchange Commission, the American Stock Exchange or Oklahoma Securities Commission filing, of LFC, that Buyer has expressed an interest in acquiring all of the capital stock of BankSouth, or that BankSouth and the Control Group Shareholders have expressed an interest in selling all of the capital stock of BankSouth to Buyer, without prior consultation and the prior written consent of all Parties to this Agreement.

              Section 8.2 ENTIRE AGREEMENT. The terms and conditions of this Agreement (i) constitute the entire agreement and understanding between the Buyer and the Control Group Shareholders, BankSouth and Citizens Bank; (ii) supersede all prior agreements and understandings, written or oral, between the Buyer and the Control Group Shareholders, BankSouth and Citizens Bank; and
(iii) may not be modified or amended except by an instrument mutually executed and delivered by the Buyer and the Control Group Shareholders, BankSouth and Citizens Bank.

              Section 8.3 GOVERNING LAW. The terms and conditions of this Agreement shall be governed by and construed in accordance with federal law, to the extent applicable, and otherwise by the laws and decisions of the State of Oklahoma.

              Section 8.4 NOTICES. Any notice or other communication required or permitted under this Agreement, or convenient to the Buyer or the Control Group Shareholders, BankSouth and Citizens Bank in the consummation of the transactions contemplated hereby, shall be deemed delivered when (i) three days after deposited in a receptacle of the United States Postal Service, as registered or certified mail, return receipt requested, postage prepaid, (ii) sent by electronic facsimile transmission (if receipt is verified), (iii) personally delivered, or (iv) one (1) day after received by an overnight courier service (which obtains a receipt evidencing delivery) and shall be addressed as follows:

(i)    If to the Control Group     Gilbert C. Gibson, Chairman of the Board
       Shareholders, BankSouth      of Directors and Chief Executive Officer
       or Citizens Bank:           BankSouth Corp. and Citizens Bank
                                   1420 W. Lee Boulevard
                                   Lawton, Oklahoma      73502
                                   Telephone:     (580) 248-5974
                                   Telecopy:      (580) 536-3674

       with a copy to:             Marion Bauman, Esq.
                                   Craig, Ledgerwood & Bauman
                                   401 W. Main Street
                                   Norman, Oklahoma 73069
                                   Telephone:     (405) 329-3363
                                   Telecopy:      (405) 329-5520

(ii)   If to Buyer:                Edward A. Townsend, Chairman of the Board
                                    of Directors and Chief Executive Officer
                                   Local Federal Bank, F.S.B.
                                   3601 N.W. 63rd Street
                                   Oklahoma City, OK 73116
                                   Telephone: (405) 841-2100
                                   Facsimile: (405) 841-2289

       with a copy to:             Michael R. Ford, Esq.
                                   Fellers, Snider, Blankenship,
                                    Bailey & Tippens
                                   Bank One Tower
                                   100 N. Broadway, Suite 1700
                                   Oklahoma City, OK 73102-8820
                                   Telephone: (405) 232-0621
                                   Facsimile: (405) 232-9659

              Section 8.5 SUCCESSORS. The terms and conditions hereof shall be binding upon and inure to the benefit of the respective successors, assigns, heirs and personal representatives of the Control Group Shareholders, BankSouth and Citizens Bank and the Buyer.

              Section 8.6 ATTORNEY FEES, COSTS AND EXPENSES. Except as otherwise expressly provided herein, each of the Parties hereto shall pay its own respective legal and accounting fees and all other expenses and fees incurred by it in connection with the transactions contemplated by this Agreement. Provided, however, to the extent there are any closing costs associated with the closing of the transaction contemplated by this Agreement, those shall be shared evenly by the Buyer and the Control Group Shareholders. Should either the Buyer or the Control Group Shareholders employ an attorney or attorneys to enforce any of the terms and conditions hereof, or to protect any right, title or interest created or evidenced hereby, the non-prevailing party in any action pursued in courts of competent jurisdiction shall pay to the prevailing party all reasonable costs, damages, and expenses, including reasonable attorneys' fees, expended or incurred by the prevailing party.

              Section 8.7 PRESS RELEASES AND PUBLIC STATEMENTS. No party to this Agreement shall make, issue or release any public announcement, statement or acknowledgement of the existence of, or publicly reveal the terms, conditions or the status of, the transactions provided for herein without first obtaining the consent to such announcement, statement, acknowledgement, or revelation from the other Parties hereto, provided, however, that Buyer, or its affiliates, may make any such release or announcement which, in the opinion of counsel for the Buyer, is necessary or appropriate for Buyer, or its affiliates, to make in order to comply with applicable laws or regulations, to include, without limitation, any such release, announcement or filing which Buyer, or its affiliate, LFC, is required to make pursuant to the applicable provisions of federal or state securities laws, or the rules and requirements of the American Stock Exchange.

              Section 8.8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements made by the Control Group Shareholders, BankSouth and Citizens Bank and by Buyer, respectively, in this Agreement shall survive the Closing Date hereunder and shall also survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of Buyer.

              Section 8.9 ASSIGNMENT AND LEGAL EFFECT. None of the Parties to this Agreement may assign any of their respective rights, obligations or duties under this Agreement to any other person without the prior written consent of all other Parties hereto. Any assignment in contravention of this provision shall be void. Anything in this Agreement to the contrary notwithstanding, the Parties hereto shall not be required to take any action under this Agreement which is found by the final decision of appropriate federal or state governmental authorities to be inconsistent or in conflict with applicable federal or state laws or regulations pertaining to any of the Parties hereto.

              Section 8.10 NO THIRD-PARTY BENEFICIARIES. Execution of this Agreement by the Parties hereto is not intended to and does not confer any benefits or rights on (contractually or otherwise) any person or entity not a party to this Agreement.

              Section 8.11 TIME. Time is of the essence to the performance of the terms and conditions of this Agreement, provided, however, that if the final date of any period which is set for a time provision under this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States of America or the State of Oklahoma, in such event the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

              Section 8.12 SEVERABILITY. If any of the terms and conditions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other of the terms and conditions hereof and the terms and conditions hereof shall be thereafter construed as if such invalid, illegal or unenforceable term or conditions had never been contained herein.

              Section 8.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute one and the same instrument.

              Section 8.14 ADDITIONAL ACTS. In addition to the acts and deeds recited herein and contemplated hereby to be performed, executed and/or delivered by them, each of the Control Group Shareholders, BankSouth and Citizens Bank, hereby agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing hereunder and thereafter any and all such further acts, deeds and assurances as the Buyer may reasonably require to (i) invest in the Buyer the complete ownership of and clear title to all assets of BankSouth and Citizens Bank, and (ii) to consummate the Acquisition and all of the other transactions contemplated by this Agreement.

              Section 8.15 HEADINGS. The headings herein are for reference purposes only and shall not affect the meanings or interpretation of the terms and conditions of this Agreement.

              Section 8.16 INTERPRETATION. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter, and vice-versa.

              IN WITNESS WHEREOF, this Agreement has been executed and delivered by one to the other by the Control Group Shareholders, BankSouth and Citizens Bank and the Buyer on the date first recited, effective as of the date last executed by any party hereto.

                                   CONTROL GROUP
                                   SHAREHOLDERS:

                                   /s/ WILLIAM H. CRAWFORD
                                   -------------------------------------
                                   WILLIAM H. CRAWFORD, an Individual

                                   Date:          6/18/98
                                           -----------------------------


                                   /s/ AULENA S. GIBSON
                                   -------------------------------------
                                   AULENA S. GIBSON, an Individual

                                   Date:          6/18/98
                                           -----------------------------

                                   /s/ G. CARL GIBSON JR.
                                   -------------------------------------
                                   G. CARL GIBSON, JR., an Individual, and as
                                   Custodian for G.C. Gibson III and Gregory
                                   Carlton Gibson

                                   Date:          6/18/98
                                           -----------------------------

                                   /s/ GILBERT C. GIBSON
                                   -------------------------------------
                                   GILBERT C. GIBSON, an Individual

                                   Date:          6/18/98
                                           -----------------------------

                                   GORE EAST, INC.,
                                   an Oklahoma corporation



                                   By: /s/ GILBERT C. GIBSON
                                       --------------------------------
                                   Name: Gilbert C. Gibson
                                   Title: President

                                   Date:          6/18/98
                                           -----------------------------



                                   /s/ WILLIAM L. SCEARCE
                                   -------------------------------------
                                   WILLIAM L. SCEARCE, an Individual, and on
                                   behalf of his IRA Rollover

                                   Date:          6/18/98
                                           -----------------------------


                                   - and -


                                   /s/ CATHY E. WILLIS, TRUSTEE
                                   -------------------------------------
                                   CATHY E. WILLIS, as Trustee of the Cathy E.
                                   Willis Family Trust dated February 12, 1987

                                   Date:          6/18/98
                                           -----------------------------


       BANKSOUTH:                  BANKSOUTH CORP.,
                                   an Oklahoma corporation


                                   By: /s/ GILBERT C. GIBSON
                                       ---------------------------------
                                   Name:   Gilbert C. Gibson
                                   Title:  Chairman of the Board and Executive
                                           Officer

                                   Date:          6/18/98
                                           -----------------------------

       CITIZENS BANK:              CITIZENS BANK,
                                   an Oklahoma state banking corporation


                                   By:  /s/ GILBERT C. GIBSON
                                       --------------------------------
                                   Name: Gilbert C. Gibson
                                   Title: Chairman of the Board and Chief
                                          Executive Officer

                                   Date:          6/18/98
                                           -----------------------------

       BUYER:                      LOCAL FEDERAL BANK, F.S.B,
                                   a federally chartered stock savings bank



                                   By:  /s/ EDWARD A. TOWNSEND
                                       ---------------------------------
                                   Name: EDWARD A. TOWNSEND
                                   Title: Chairman of the Board and Chief
                                           Executive Officer

                                   Date:          6/18/98
                                           -----------------------------